Filed Pursuant to Rule 424(b)(5)

Registration No. 333-261495

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
3.125% Fixed-to-Floating Rate Subordinated Notes due 2032	$300,000,000	100%	$300,000,000	$27,810

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3ASR (File No. 333-261495) filed by the Registrant on December 3, 2021.

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 3, 2021)

$300,000,000

HOME BANCSHARES, INC.

3.125% Fixed-to-Floating Rate Subordinated Notes due 2032

We are offering $300,000,000 aggregate principal amount of 3.125% fixed-to-floating rate subordinated notes due 2032 (the “Notes”) pursuant to this prospectus supplement and the accompanying prospectus. The Notes will be offered in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on January 30, 2032 (the “Maturity Date”). From and including the date of original issuance to, but excluding, January 30, 2027 or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at an initial rate of 3.125% per annum, payable semi-annually in arrears on January 30 and July 30 of each year, commencing on July 30, 2022. The last interest payment date for the fixed rate period will be January 30, 2027. From and including January 30, 2027 to, but excluding, the Maturity Date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR), each as defined and subject to the provisions described under “Description of the Notes - Interest” in this prospectus supplement, plus 182 basis points, payable quarterly in arrears on January 30, April 30, July 30, and October 30 of each year, commencing on April 30, 2027. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate will be deemed to be zero.

We may, at our option, beginning with the interest payment date of January 30, 2027 and on any interest payment date thereafter, redeem the Notes, in whole or in part. The Notes will not otherwise be redeemable by us prior to maturity, unless certain events occur, as described under “Description of the Notes - Redemption” in this prospectus supplement. The redemption price for any redemption is 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. Any redemption of the Notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to the extent then required under applicable laws or regulations, including capital regulations.

The Notes will be unsecured subordinated obligations, will rank pari passu, or equally, with all of our existing and future unsecured subordinated debt, will be senior to all of our existing and future junior subordinated debt and will be junior to all of our existing and future senior debt. The Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries and will be effectively subordinated to our existing and future secured indebtedness. There will be no sinking fund for the Notes. The Notes will be obligations of Home BancShares, Inc. (“Home”) only and will not be obligations of, and will not be guaranteed by, any of Home’s subsidiaries. For a more detailed description of the Notes, see “Description of the Notes.”

Prior to this offering, there has been no public market for the Notes. The Notes will not be listed on any securities exchange or included in any automated quotation system.

The Notes are not deposits and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency. The Notes are ineligible as collateral for a loan or extension of credit from Home or any of its subsidiaries. None of the U.S. Securities and Exchange Commission (the “SEC”), the FDIC, the Federal Reserve, or any other bank regulatory agency or any state securities commission has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-17 of this prospectus supplement and those risk factors in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Note	Total
Public offering price(1)	100.00%	$300,000,000
Underwriting discount(2)	0.93%	$2,790,000
Proceeds, before expenses, to us	99.07%	$297,210,000

(1)	Plus accrued interest, if any, from the original issue date.
(2)	See “Underwriting” in this prospectus supplement for details regarding the underwriter’s compensation.

The underwriter expects to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company, against payment on or about January 18, 2022. See “Underwriting” in this prospectus supplement for details.

Sole Bookrunning Manager

Piper Sandler

The date of this prospectus supplement is January 13, 2022.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context indicates otherwise, the terms “Home BancShares,” “Home,” the “Company,” “we,” “our” and “us” in this prospectus supplement and the accompanying prospectus refer to Home BancShares, Inc. and its consolidated subsidiaries.

References to the “Bank” or “our bank subsidiary” refer to Centennial Bank. References to a particular year mean our fiscal year commencing on January 1 and ending on December 31 of that year.

This prospectus supplement and the accompanying prospectus are part of a Form S-3 shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The registration statement incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, is available to you via the SEC’s website at https://www.sec.gov or without charge upon written or oral request to Home at the address or telephone number indicated in the section entitled “Documents Incorporated by Reference” in this prospectus supplement.

This document contains two parts. The first part is this prospectus supplement, which contains specific information about us and the terms on which we are selling the Notes and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus dated December 3, 2021, which contains and incorporates by reference a more general description of the securities we may offer from time to time, some of which does not apply to the Notes we are offering, and important business and financial information about us. If information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Neither we nor the underwriter have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriter is not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this prospectus supplement provided or approved by us and the documents incorporated by reference in either this prospectus supplement or the accompanying prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in the Notes, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described under “Documents Incorporated by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our reports filed electronically with the SEC are available to the public over the Internet at the SEC’s website at https://www.sec.gov.

We also maintain an Internet website where you can find additional information about us, including our SEC filings. The address of our Internet website is https://www.homebancshares.gov. All Internet addresses provided in this prospectus supplement or in the accompanying prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our Internet website, or any other Internet site described in this prospectus supplement or in the accompanying prospectus, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus supplement or in the accompanying prospectus or other offering materials.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and the accompanying prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering of the Notes described in this prospectus supplement; provided, however, that we are not incorporating by reference any documents, portions of documents or other information deemed to have been “furnished” and not “filed” with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021;

•

Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 2, 2021 (to the extent specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021);

•

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on May  6, 2021, August  5, 2021, and November 4, 2021  (as amended on November 5, 2021), respectively;

•

Our Current Reports on Form 8-K filed with the SEC on January  25, 2021, January  25, 2021, January  28, 2021, March  5, 2021, April  19, 2021, September  15, 2021, November  9, 2021, December  8, 2021, December  16, 2021 and January 13, 2022 (not including any information furnished under Items 2.02, 7.01 or 9.01 of any such Form 8-K); and

•

The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 19, 2021, as amended by any subsequent amendment or any reports filed for the purpose of updating such description.

Upon request, we will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (other than the exhibits to such documents which are not specifically incorporated by reference therein). You may request a copy of such information, at no cost, by writing or calling us at the following address or telephone number.

Home BancShares, Inc.

719 Harkrider, Suite 100

Conway, Arkansas 72032

Attn: Corporate Secretary

(501) 328-4625

You should rely only on the information incorporated by reference or set forth in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any underwriters, dealers or agents have authorized anyone else to provide you with additional or different information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of our statements contained in this this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to our expectations, beliefs, projections, future financial performance, future plans and strategies, anticipated events or trends and include statements about the competitiveness of the banking industry, potential regulatory obligations, our entrance and expansion into other markets, including through our anticipated acquisition of Happy Bancshares, Inc. (“Happy”) or other prospective or potential acquisitions, our other business strategies and other statements that are not historical facts. Forward-looking statements are not guarantees of performance or results. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to, the following:

•	the effects of future local, regional, national and international economic conditions, including inflation, a decrease in commercial real estate and residential housing values and unemployment;

•	changes in the level of nonperforming assets and charge-offs, and credit risk generally;

•	the risks of changes in interest rates or the level and composition of deposits, loan demand and the values of loan collateral, securities and interest-sensitive assets and liabilities;

•

disruptions, uncertainties and related effects on credit quality, liquidity, other aspects of our business and our operations as a result of the ongoing COVID-19 pandemic and measures that have been or may be implemented or imposed in response to the pandemic, including the recently issued federal vaccine and testing mandate for employers of 100 or more employees;

•

the effect of any mergers, acquisitions or other transactions to which we or our bank subsidiary may from time to time be a party, including our ability to successfully integrate any businesses that we acquire;

•	the risk that expected cost savings and other benefits from acquisitions may not be fully realized or may take longer to realize than expected;

•

the possibility that an acquisition does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all;

•	the reaction to a proposed acquisition transaction of the respective companies’ customers, employees and counterparties;

•	diversion of management time on acquisition-related issues;

•	the ability to enter into and/or close additional acquisitions;

•	the availability of and access to capital on terms acceptable to us;

•	increased regulatory requirements and supervision as a result of our exceeding $10 billion in total assets;

•

legislation and regulation affecting the financial services industry as a whole, and the Company and its subsidiaries in particular, including the effects resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), recent reforms to the Dodd-Frank Act, legislation and regulations in response to the COVID-19 pandemic and other future legislative and regulatory changes;

•	changes in governmental monetary and fiscal policies;

•	the effects of terrorism and efforts to combat it;

•	political instability;

•	risks associated with our customer relationship with the Cuban Embassy and our correspondent banking relationship with Banco Internacional de Comercio, S.A. (BICSA), a Cuban commercial bank;

•	adverse weather events, including hurricanes, and other natural disasters;

•	the ability to keep pace with technological changes, including changes regarding cybersecurity;

•	an increase in the incidence or severity of fraud, illegal payments, cybersecurity breaches or other illegal acts impacting our bank subsidiary, our vendors or our customers;

•

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with competitors offering banking products and services by mail, telephone and the Internet;

•	potential claims, expenses and other adverse effects related to current or future litigation, regulatory examinations or other government actions;

•

the effect of changes in accounting policies and practices and auditing requirements, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;

•	higher defaults on our loan portfolio than we expect; and

•	the failure of assumptions underlying the establishment of our allowance for credit losses or changes in our estimate of the adequacy of the allowance for credit losses.

The factors identified in this section are not intended to represent a complete list of all the factors that could adversely affect our business, operating results, financial condition or cash flows. Other factors not presently known to us or that we currently deem immaterial to us may also have an adverse effect on our business, operating results, financial condition or cash flows, and the factors we have identified could affect us to a greater extent than we currently anticipate. Many of the important factors that will determine our future financial performance and financial condition are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they are made. See “Risk Factors” below and in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus supplement, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Except as required by applicable law or the rules and regulations of the SEC, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings and reports with the SEC should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and does not contain all the information you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference, before making an investment decision. See “Where You Can Find More Information” and “Documents Incorporated by Reference.” You should give particular consideration to the “Risk Factors” sections of this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2020 to determine whether an investment in the subordinated notes is appropriate for you. In addition, certain statements in this “Summary” section include forward-looking information that involves risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Home BancShares, Inc.

Company Overview

We are a Conway, Arkansas headquartered bank holding company registered under the Bank Holding Company Act of 1956, as amended. We are primarily engaged in providing a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities through our wholly owned community bank subsidiary, Centennial Bank. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. Although we have a diversified loan portfolio, at September 30, 2021, commercial real estate loans represented 59.5% of gross loans and 215.2% of total stockholders’ equity. As of September 30, 2021, we had total assets of $17.77 billion, total deposits of $14.00 billion, and total loans of $9.90 billion.

We acquire, organize and invest in community banks that serve attractive markets. Our community banking team is built around experienced bankers with strong local relationships. Since opening our first subsidiary bank in 1999, we have acquired and integrated a total of 22 banks with locations in Arkansas, Florida and Alabama, including 17 banks since 2010, seven of which we acquired through Federal Deposit Insurance Corporation assisted transactions. Our subsidiary bank has operated under a single charter and the Centennial Bank name since 2009. In 2015, after acquiring a pool of national commercial real estate loans, we created Centennial Commercial Finance Group (“Centennial CFG”) to build out a national lending platform focused on commercial real estate as well as commercial and industrial loans. Centennial CFG operates out of our New York City branch office and loan production offices in Los Angeles, California, Dallas, Texas and Miami, Florida. On June 30, 2018, we acquired Shore Premier Finance (“SPF”), a marine-lending division of Union Bank & Trust of Richmond, Virginia, and established the SPF division of Centennial Bank to build out a lending platform focusing on commercial and consumer marine loans. On February 29, 2020, we acquired LH-Finance, the marine lending division of People’s United Bank, N.A. of Bridgeport, Connecticut, and consolidated LH-Finance and its loan portfolio with our SPF division. The SPF division operates out of loan production offices in Chesapeake, Virginia and Baltimore, Maryland.

Our principal executive office is located at 719 Harkrider, Suite 100, Conway, Arkansas, and our telephone number is (501) 328-4625. We maintain a website at http://www.homebancshares.com. The information found on our website is not a part of this prospectus supplement or the accompanying prospectus.

Our Growth Strategy

We seek to achieve meaningful growth in earnings per share and to enhance shareholder value. Our growth strategy entails the following:

•

Strategic acquisitions — Strategic acquisitions (both FDIC-assisted and non FDIC-assisted) have been a significant component of our historical growth strategy, and we believe properly priced bank acquisitions can continue to be a large part of our growth strategy. We currently anticipate completing our proposed acquisition of Happy Bancshares, Inc. (“Happy”) headquartered in Amarillo, Texas, during the first quarter of 2022. Upon the completion and successful integration of Happy, our principal acquisition focus in the near term will be to expand our presence in Texas, Arkansas, Florida and Alabama and into other contiguous markets, although we may expand into other areas if attractive financial opportunities in other market areas arise. We are continually evaluating potential bank acquisitions that we believe provide attractive risk-adjusted returns for our organization and our shareholders.

•

Organic growth — We believe our current branch network provides us with the capacity to grow within our existing market areas. We also believe we are well-positioned to attract new business and additional experienced personnel as a result of ongoing changes in our competitive markets. We believe the markets that we have entered into as a result of historical acquisitions provide us opportunities for organic growth as we now have a presence in several large markets where our market share has not previously been significant. Through our Centennial CFG franchise, we are continuing to build out a national lending platform focusing on commercial real estate as well as commercial and industrial loans. Additionally, through our SPF division, we are continuing to build a lending platform focusing on commercial and consumer marine loans. As opportunities arise, we will evaluate new (commonly referred to as de novo) branches or loan production offices in our current markets and in other attractive market areas. We will continue to evaluate de novo opportunities and make decisions on a case-by-case basis in the best interest of the shareholders.

Acquisitions

Since opening our first bank subsidiary in Conway, Arkansas in 1999, we have completed the following acquisitions, which have significantly increased our assets and expanded our footprint:

		Year Acquired	Acquisition Type
Acquired Bank or Division	Headquarters

Community Bank	Cabot, Arkansas	2003	Market
Twin City Bank(1)	North Little Rock, Arkansas	2005	Market
Marine Bank(2)	Marathon, Florida	2005	Market
Bank of Mountain View	Mountain View, Arkansas	2005	Market
Centennial Bank	Little Rock, Arkansas	2008	Market
Old Southern Bank	Orlando, Florida	2010	FDIC-assisted
Key West Bank	Key West, Florida	2010	FDIC-assisted
Coastal Community Bank	Panama City, Florida	2010	FDIC-assisted
Bayside Savings Bank	Port Saint Joe, Florida	2010	FDIC-assisted
Wakulla Bank	Crawfordville, Florida	2010	FDIC-assisted
Gulf State Community Bank	Carabelle, Florida	2010	FDIC-assisted
Vision Bank	Panama City, Florida	2012	Selected Asset Purch.
Heritage Bank of Florida	Lutz, Florida	2012	FDIC-assisted(3)
Premier Bank	Tallahassee, Florida	2012	§363 Bankruptcy
Liberty Bancshares, Inc.	Jonesboro, Arkansas	2013	Market
Florida Traditions Bank	Dade City, Florida	2014	Market
Broward Financial Holdings, Inc.	Ft. Lauderdale, Florida	2014	Market
Doral Bank Florida	Panama City, Florida	2015	FDIC-assisted(3)
AM PR LLC (J.C. Flowers & Co.)(4)	—	2015	Selected Asset Purch
Florida Business Bancgroup, Inc.	Tampa, Florida	2015	Market
Giant Holdings, Inc.	Ft. Lauderdale, Florida	2017	Market
The Bank of Commerce	Sarasota, Florida	2017	§363 Bankruptcy
Stonegate Bank	Pompano Beach, Florida	2017	Market
Shore Premier Finance(5)	Chesapeake, Virginia	2018	Selected Asset Purch.
LH – Finance(6)	Baltimore, Maryland	2020	Selected Asset Purch.

(1)	Prior to the acquisition, we owned approximately 32% of the shares of TCBancorp, parent company of Twin City Bank.
(2)

In 1995, John W. Allison, our Chairman, was a founding board member of Marine Bancorp, parent company of Marine Bank. He owned approximately 14% of Marine Bancorp’s shares at the time of our acquisition.

(3)	Heritage Bank of Florida and Doral Bank’s Florida Panhandle operations were acquired through FDIC-assisted transactions without loss share.
(4)	This acquisition consisted of a pool of national commercial real estate loans from which we formed our Centennial CFG franchise.
(5)	Shore Premier Finance was the marine lending division of Union Bank & Trust of Richmond, Virginia, the bank subsidiary of Union Bankshares Corporation.
(6)	LH-Finance was the marine lending division of People’s United Bank, N.A.

Community Banking Philosophy

Our community banking philosophy consists of four basic principles:

•	managing our community banking franchise with experienced bankers and community bank boards who are empowered to make customer-related decisions quickly;

•	providing exceptional service and developing strong customer relationships;

•	pursuing the business relationships of our community bank boards, executive officers, shareholders, and customers to actively promote our community bank; and

•	maintaining our commitment to the communities we serve by supporting civic and nonprofit organizations.

These principles, which make up our community banking philosophy, are the driving force for our business. As we streamlined our legacy business into an efficient banking network and have integrated new acquisitions, we have preserved lending authority with local management in most cases by using community bank boards that maintain an integral connection to the communities we serve. These community bank boards are generally empowered with lending authority of up to $6.0 million in their respective geographic areas. This allows us to capitalize on the strong relationships that these individuals and our local bank officers have in their respective communities to maintain and grow our business. Through experienced and empowered local bankers and board members, we are committed to maintaining a community banking experience for our customers.

Operating Goals

Our operating goals focus on maintaining strong credit quality, continuing to improve profitability, attracting and motivating experienced bankers, and maintaining a “fortress” balance sheet:

•

Maintaining strong credit quality — Credit quality is our first priority. We employ a set of credit standards designed to ensure the proper management of credit risk. Our management team plays an active role in monitoring compliance with these credit standards in the different communities served by Centennial Bank. We have a centralized loan review process, which we believe enables us to take prompt action on potential problem loans. We have historically taken an aggressive approach to resolving problem loans, including those problem loans acquired in FDIC-assisted and non-FDIC-assisted acquisitions. We are committed to maintaining high credit quality standards.

•

Continuing to improve profitability — We strive to improve our profitability and achieve high performance ratios as we utilize the available capacity of branches and employees. We believe our profitability is significantly tied to our focus on our efficiency ratio, and we pride ourselves on operating in a highly efficient manner. To achieve further improvements in operating efficiency, we will continue to focus on increasing revenue from organic loan growth, achieving cost savings from any acquisitions, developing and implementing new efficiency initiatives, further streamlining the processes in our lending and retail operations and improving our purchasing power.

•

Attracting and motivating experienced bankers — We believe a major factor in our success has been our ability to attract and motivate bankers who have experience in and knowledge of their local communities. Historically, our hiring and retaining experienced relationship bankers has been integral to our ability to grow quickly when entering new markets.

•

Maintaining a “fortress” balance sheet — We intend to maintain a strong balance sheet through a focus on four key governing principles: (1) maintaining solid asset quality; (2) remaining well-capitalized; (3) pursuing high performance metrics including return on tangible equity (ROTE), return on assets (ROA), efficiency ratio and net interest margin; and (4) retaining liquidity at the bank holding company level that can be utilized should attractive acquisition opportunities be identified or for internal capital needs. We strive to maintain capital levels above the regulatory capital requirements through our focus on these governing principles, which historically has allowed us to take advantage of acquisition opportunities as they become available without the need for additional capital.

Our Market Areas

We conduct our business principally through 76 branches in Arkansas, 78 branches in Florida, five branches in Alabama and one branch in New York City. Our branch footprint includes markets in which we are the deposit market share leader as well as markets where we believe we have opportunities for deposit market share growth.

Asset Quality

Our non-performing assets totaled $52.1 million, or 0.29% of total assets, at September 30, 2021. At September 30, 2021, non-performing assets from our Arkansas franchise were $16.1 million, from our Florida franchise were $25.8 million, from our Alabama franchise were $523,000, from our SPF franchise were $1.9 million and from our CFG franchise were $7.8 million.

Recent Developments

Fourth Quarter 2021 Financial Results

We expect to announce our results for the quarter and year ended December 31, 2021 on January 20, 2022. While not final, and subject to adjustment as we complete our review, our preliminary data indicates that net income and diluted earnings per share will be generally in line with our third quarter results and ahead of Wall Street consensus estimates for the fourth quarter 2021. Revenue was down slightly due primarily to a decrease in PPP accretion income for loan forgiveness from the third quarter to the fourth quarter 2021. Net income for the fourth quarter 2021 was also slightly lower than third quarter 2021 but exceeded internal and analyst expectations. While we experienced modest organic loan growth during the fourth quarter, total loans receivable for the period was down slightly due to additional PPP loans being forgiven that offset the organic loan growth. We currently do not anticipate that any provision for credit losses on loans will be necessary in the fourth quarter. Overall, we expect the results for fourth quarter 2021 to represent “business as usual” for Home.

The information provided above is preliminary and remains subject to change as we complete our financial statements and our auditors complete their audit procedures. Our actual operating results for the fourth quarter and full year may materially differ from this information. This information constitutes forward-looking statements, and we caution you that these statements are subject to risks and uncertainties, including those referred to under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement.

Acquisition of Happy Bancshares, Inc.

On September 15, 2021, we and our bank subsidiary, Centennial Bank, entered into an Agreement and Plan of Merger (as amended on October 18, 2021 and November 8, 2021, the “Merger Agreement”) with Happy and its wholly-owned bank subsidiary, Happy State Bank, a Texas banking association (“HSB”), under which we and Centennial Bank will acquire Happy and HSB. The Merger Agreement provides that, in a series of transactions, an acquisition subsidiary of the Company will merge into Happy and Happy will merge into the Company, with the Company as the surviving entity (collectively, the “Merger”). As soon as reasonably practicable following the Merger, HSB will merge into Centennial, with Centennial as the surviving entity.

Under the terms of the Merger Agreement, we will issue approximately 42.3 million shares of our common stock to the shareholders of Happy upon the completion of the Merger, for a purchase price of approximately $1.02 billion, valued based on the volume-weighted average closing price per share of our common stock as reported on the New York Stock Exchange for the 20 consecutive trading day period ending on November 1, 2021. No cash consideration will be paid in connection with the Merger, except that holders of outstanding shares of Happy common stock at the time of the Merger will receive cash payments in lieu of any fractional shares of our common stock to which they are otherwise entitled in connection with the Merger. In addition, we expect to pay an aggregate of up to approximately $11.0 million in cash in cancellation of certain stock appreciation rights issued by Happy that remain outstanding at the time of the Merger.

On December 15, 2021, Happy’s shareholders approved the Merger Agreement and our shareholders approved the issuance of our common stock in connection with the Merger, and on December 16, 2021, the Merger was approved by the Arkansas state banking regulators. The Merger is expected to close during the first quarter of 2022, and is subject to federal regulatory approval and other conditions set forth in the Merger Agreement.

Upon completion of the Merger, excluding purchase accounting adjustments, the combined company is expected to have approximately $24.2 billion in total assets, $19.5 billion in total deposits, $13.4 billion in total loans and 222 branches in Arkansas, Florida, Texas, Alabama and New York City.

THE OFFERING

The following summary highlights selected information from this prospectus supplement and the accompanying prospectus about the Notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Notes. You should read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein, carefully before making a decision about whether to invest in the Notes. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”

Issuer	Home BancShares, Inc., an Arkansas corporation and a bank holding company.

Notes Offered	3.125% Fixed-to-Floating Rate Subordinated Notes due 2032

Aggregate Principal Amount	$300,000,000

Issue Price	100.00%

Maturity Date	The Notes will mature on January 30, 2032.

Interest	Fixed rate period: A fixed rate per annum of 3.125%.

Floating rate period: A floating per annum rate equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus 182 basis points for each quarterly interest period during the floating rate period; provided, however, that if the Benchmark rate is less than zero, the Benchmark rate will be deemed to be zero.

For each interest period during the floating rate period, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of the Notes”).

If the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined under “Description of the Notes”) have occurred with respect to Three-Month Term SOFR, then the provisions under “Description of the Notes - Effect of Benchmark Transition Event,” which are referred to herein as the benchmark transition provisions, will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement (as defined under Description of the Notes) plus 182 basis points.

We will appoint a calculation agent for the Notes (which may be us or an affiliate) prior to the commencement of the floating rate period. We will act as the initial calculation agent.

Interest Payment Dates	Fixed rate period: January 30 and July 30 of each year, commencing on July 30, 2022. The last interest payment date for the fixed rate period will be January 30, 2027.

Floating rate period: January 30, April 30, July 30, and October 30 of each year, commencing on January 30, 2027.

Record Dates	Interest on each Note will be payable to the person in whose name such Note is registered on the 15th day immediately preceding the applicable interest payment date (whether or not a Business Day).

Day Count Convention	Fixed rate period: 360-day year consisting of twelve 30-day months.

Floating rate period: 360-day year and the actual number of days elapsed.

No Guarantee	The Notes will not be guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking; Subordination.”

Ranking; Subordination	The Notes offered by this prospectus supplement will be issued by us under a Subordinated Indenture between Home and U.S. Bank National Association, as trustee (the “Trustee”), dated as of April 3, 2017 (the “Base Indenture”), as supplemented by a Second Supplemental Indenture between Home and the Trustee, to be dated as of the issue date (the “Second Supplemental Indenture”), which Base Indenture has been supplemented prior to the date hereof by the First Supplemental Indenture dated as of April 3, 2017. We refer to the Base Indenture, as supplemented by the Second Supplemental Indenture, as the “Indenture.” The Notes will be our unsecured, subordinated obligations and:

•

will rank junior in right of payment and upon our liquidation to any of our existing and all future senior indebtedness (as defined under “Description of the Notes - Subordination of the Notes”), all as described under “Description of the Notes”;

•

will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes, including our 5.625% fixed-to-floating rate subordinated notes due 2027;

•

will rank senior in right of payment and upon our liquidation to (1) our existing junior subordinated debentures underlying outstanding trust preferred securities and (2) any of our future indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to indebtedness such as the Notes;

•	will be effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•

will be structurally subordinated to the existing and future indebtedness of our subsidiaries, including without limitation the Bank’s depositors, liabilities to general creditors and liabilities arising in the ordinary course of business or otherwise.

As of September 30, 2021, on a consolidated basis, our outstanding liabilities totaled approximately $15.03 billion, which includes approximately $14.00 billion of deposit liabilities, $400.0 million of Federal Home Loan Bank borrowings, $141.0 million of customer repurchase agreements, $299.7 million of subordinated notes, $71.2 million of junior subordinated debentures, and $113.7 million of other liabilities. Except for the approximately $299.7 million of existing subordinated notes (which rank pari passu in right of payment and upon liquidation to the Notes) and $71.2 million of junior subordinated debentures (which rank junior in right of payment and upon liquidation to the Notes), all of these liabilities are contractually or structurally senior to the Notes.

Additionally, as of September 30, 2021, Happy had outstanding liabilities totaling $5.75 billion, which includes approximately $5.47 billion of deposit liabilities, $74.7 million of Federal Home Loan Bank borrowings, $138.2 million of subordinated notes, $21.4 million of junior subordinated debentures, and $47.6 million of other liabilities. Except for the approximately $138.2 million of existing subordinated notes issued by Happy (which would rank pari passu in right of payment and upon liquidation to the Notes) and $21.4 million of junior subordinated debentures issued by Happy (which would rank junior in right of payment and upon liquidation to the Notes), all of these liabilities of Happy would be contractually or structurally senior to the Notes following the completion of the Merger.

The Indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Form and Denomination	The Notes will be offered in book-entry form only through the facilities of The Depository Trust Company (with its successors, “DTC”) in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption	We may, at our option, beginning with the interest payment date of January 30, 2027, and on any interest payment date thereafter, redeem the Notes, in whole or in part, from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus any accrued and unpaid interest to, but excluding, the date of redemption.

Special Redemption	We may also redeem the Notes at any time prior to their maturity, including prior to January 30, 2027, in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, if: (1) we receive an opinion from independent tax counsel to the effect that (a) there has been an amendment or change (including any announced prospective amendment or change) in law, (b) an administrative or judicial action has been announced or taken, (c) there has been an amendment to or change in any official position with respect to, or interpretation of, an administrative or judicial action or a law or regulation that differs from the previously generally accepted position or interpretation, or (d) there is a threatened challenge in connection with an audit of us or a similar issuer, in each case that, as a result of which, there is a more than insubstantial increase in the risk that interest payable by us on the Notes is not, or within 90 days of the date of such opinion, will not be deductible by us, in whole or in part, for U.S. federal income tax purposes; (2) we receive an opinion from independent bank regulatory counsel that a specified subsequent event has occurred as a result of which the Notes do not constitute, or within 90 days of such opinion will not constitute, Tier 2 capital for regulatory capital purposes; or (3) we are required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). In each case, the redemption would be at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus any accrued and unpaid interest to, but excluding, the date of redemption. For more information, see “Description of the Notes - Redemption.”

Sinking Fund	There is no sinking fund for the Notes.

Future Issuances	The Notes will initially be limited to an aggregate principal amount of $300,000,000. We may, from time to time, without notice to or consent of the holders of the Notes, issue additional Notes in the future with the same terms as the Notes, except for the issue date, the offering price and the first interest payment date, and such additional notes may be consolidated with the Notes issued in this offering and form a single series; provided that if any such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $296,610,000, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes, which may include, but are not limited to, the repayment of our outstanding subordinated notes and subordinated debentures, the payment of outstanding subordinated debentures to be assumed upon completion of our acquisition of Happy, investments at the holding company level, providing capital to support the growth of Centennial Bank and our business, repurchases of our common shares and the payment of the cash consideration components of future acquisitions. See “Use of Proceeds.”

Listing	The Notes will not be listed on any securities exchange or quoted on any quotation system. Currently, there is no market for the Notes, and there is no assurance that any public market for the Notes will develop.

ERISA Considerations	For a discussion of certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan, see “Certain ERISA Considerations.”

Material U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax considerations of purchasing, owning and disposing of the Notes, see “Material U.S. Federal Income Tax Considerations.”

Governing Law	The Notes and the Indenture will be governed by the laws of the State of New York.

Trustee	U.S. Bank National Association

Risk Factors	Investing in the Notes involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in the Notes set forth under “Risk Factors” beginning on page S-17 of this prospectus supplement, as well as the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including those under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, for a discussion of factors that you should carefully consider before deciding whether to invest in the Notes.

RISK FACTORS

An investment in our securities is subject to risks inherent to our business. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with the risk factors and other information included in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that management is not aware of or that management currently deems immaterial may also impair our business operations. See also the discussion under the heading “Special Note Concerning Forward-Looking Statements.” This prospectus supplement and the accompanying prospectus are qualified in their entirety by these risk factors. If any of these risks actually occurs, our financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our securities could decline significantly, and you could lose all or part of your investment.

Risk Factors Related to the Notes

The Notes will be unsecured and subordinated to any existing and future senior indebtedness.

The Notes will be subordinated obligations of Home. Accordingly, they will be junior in right of payment to any existing and all future senior indebtedness, and in certain events of insolvency, to other financial obligations as described under “Description of the Notes.” Our senior indebtedness includes all indebtedness, except indebtedness that is expressly subordinated to or ranked pari passu with the Notes, subject to certain exceptions. The Notes will rank equally with all other unsecured subordinated indebtedness of Home issued in the future under the Indenture. In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations, including deposits of our subsidiaries, including the Bank. As of September 30, 2021, on a consolidated basis, our outstanding liabilities totaled approximately $15.03 billion, which includes approximately $14.00 billion of deposit liabilities, $400.0 million of Federal Home Loan Bank borrowings, $141.0 million of customer repurchase agreements, $299.7 million of subordinated notes, $71.2 million of junior subordinated debentures, and $113.7 million of other liabilities. Except for the approximately $299.7 million of existing subordinated notes (which rank pari passu in right of payment and upon liquidation to the Notes) and $71.2 million of junior subordinated debentures (which rank junior in right of payment and upon liquidation to the Notes), all of these liabilities are contractually or structurally senior to the Notes. Additionally, as of September 30, 2021, Happy had outstanding liabilities totaling $5.75 billion, which includes approximately $5.47 billion of deposit liabilities, $74.7 million of Federal Home Loan Bank borrowings, $138.2 million of subordinated notes, $21.4 million of junior subordinated debentures, and $47.6 million of other liabilities. Except for the approximately $138.2 million of existing subordinated notes issued by Happy (which would rank pari passu in right of payment and upon liquidation to the Notes) and $21.4 million of junior subordinated debentures issued by Happy (which would rank junior in right of payment and upon liquidation to the Notes), all of these liabilities of Happy would be contractually or structurally senior to the Notes following the completion of the Merger.

In addition, the Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Indenture governing the Notes does not limit the amount of senior indebtedness and other financial obligations or secured obligations that we or our subsidiaries may incur.

As a result of the subordination provisions described above, holders of the Notes may not be fully repaid in the event of our bankruptcy, liquidation or reorganization.

The Notes will not be insured or guaranteed by the FDIC, any other governmental agency or any of our subsidiaries. The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets.

The Notes are not savings accounts, deposits or other obligations of the Bank or any of our non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. The Notes are obligations of Home only and are neither obligations of, nor guaranteed by, any of our subsidiaries. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of the Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets. Even if we become a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the Notes.

The Indenture governing the Notes does not contain any limitations on our ability to incur additional indebtedness, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock.

Neither we nor any of our subsidiaries are restricted from incurring additional indebtedness or other liabilities, including additional senior or subordinated indebtedness, under the Indenture governing the terms of the Notes. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted under the Indenture governing the Notes from granting or incurring a lien on any of our assets, selling or otherwise disposing of any of our assets, paying dividends or issuing or repurchasing our securities including our regular quarterly dividend and share repurchases pursuant to our previously announced share repurchase program.

In addition, there are no financial covenants in the Indenture governing the Notes. Except as expressly provided in the Indenture, you are not protected under the Indenture governing the Notes in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you. See “Description of the Notes - Consolidation, Merger and Sale of Assets.”

Payments on the Notes will depend on receipt of dividends and distributions from our subsidiaries.

We are a bank holding company and we conduct substantially all of our operations through subsidiaries, including the Bank. We depend on dividends, distributions and other payments from our subsidiaries to meet our obligations, including to fund payments on the Notes.

Federal and state banking regulations limit dividends from our bank subsidiary to us. Generally, banks are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. The Bank, which is subject to Arkansas banking laws, may not declare or pay a dividend of 75% or more of its net profits after all taxes for the current year plus 75% of the retained net profits for the immediately preceding year without the prior approval of the Arkansas State Bank Commissioner. The Bank had net profits after all taxes of $258.2 million for the nine-months ending September 30, 2021, and $238.9 million for the twelve months ended December 31, 2020.

In addition, federal bank regulatory agencies have the authority to prohibit the Bank from engaging in unsafe or unsound practices in conducting its business. The payment of dividends or other transfers of funds to us, depending on the financial condition of the Bank, could be deemed an unsafe or unsound practice.

Accordingly, we can provide no assurance that we will receive dividends or other distributions from our bank subsidiary and our other subsidiaries in an amount sufficient to pay interest on or principal of the Notes.

We may not be able to generate sufficient cash to service all of our debt, including the Notes.

Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on the future performance of our operating subsidiaries. Prevailing economic conditions (including interest rates), regulatory constraints, including, without limitation, limiting distributions to us from the Bank and required capital levels with respect to the Bank and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. Our subsidiaries may not be able to generate sufficient cash flows from operations, or we may be unable to obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt at or before maturity. We may not be able to refinance any of our debt when needed (including, without limitation, upon commencement of the floating rate period) on commercially reasonable terms or at all.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes.

As a bank holding company, our ability to pay the principal of, and interest on, the Notes is subject to the rules and guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment on Tier 2 capital instruments, such as the Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and Federal Reserve regulations, as a bank holding company, we are required to act as a source of financial and managerial strength to the Bank and commit resources to its support, including, without limitation, the guarantee of its capital plans if it is undercapitalized. Such support may be required at times when we may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the Notes at the maturity of the Notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, then the bankruptcy trustee would be deemed to have assumed, and would be required to cure immediately, any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of the Bank, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

Holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or the Bank. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the Notes, or in the performance of any of our other obligations under the Notes or the Indenture governing the Notes. Our regulators can, if we or the Bank become subject to an enforcement action, prohibit the Bank from paying dividends to us, and prevent our payment of interest on or principal of the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes. See “Description of the Notes - Events of Default; Limitation on Suits.”

An active trading market for the Notes may not develop.

The Notes constitute a new issue of securities for which there is no existing trading market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the Notes will develop, the ability of holders of the Notes to sell their Notes or the prices at which holders may be able to sell their Notes. The underwriter has advised us that they currently intend to make a secondary market in the Notes. The underwriter, however, is not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. There may be a limited number of buyers if you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect your ability to liquidate your investment in the Notes and the market price of the Notes.

Many factors could affect the trading market for, and the trading value of, the Notes. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the Notes; the time remaining to the maturity of the Notes; the ranking of the Notes; the redemption features of the Notes; the outstanding amount of subordinated notes with terms similar or identical to the Notes offered hereby; the prevailing interest rates being paid by other companies similar to us; changes in U.S. interest rates; whether the ratings on the Notes or us provided by any rating agency have changed; our financial condition, financial performance and future prospects; the level, direction and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; and geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the Notes.

Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, if we elect to redeem all or any portion of the Notes, you may be subject to reinvestment risk.

On or after January 30, 2027, we may, at our option, redeem the Notes in whole or in part on each interest payment date. In addition, we may also redeem the Notes prior to maturity, at our option, in whole but not in part, if: (1) we receive an opinion from independent tax counsel to the effect that (a) there has been an amendment or change (including any announced prospective amendment or change) in law, (b) an administrative or judicial action has been announced or taken, (c) there has been an amendment to or change in any official position with respect to, or interpretation of, an administrative or judicial action or a law or regulation that differs from the previously generally accepted position or interpretation, or (d) there is a threatened challenge in connection with an audit of us or a similar issuer, in each case that, as a result of which, there is a more than insubstantial increase in the risk that interest payable by us on the Notes is not, or within 90 days of the date of such opinion, will not be deductible by us, in whole or in part, for U.S. federal income tax purposes; (2) we receive an opinion from independent bank regulatory counsel that a specified subsequent event has occurred as a result of which the Notes do not constitute, or within 90 days of such opinion will not constitute, Tier 2 capital for regulatory capital purposes; or (3) we are required to register as an investment company under the Investment Company Act. The redemption price for any redemption is 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. Any redemption of the Notes will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. Under current regulatory capital guidelines, the aggregate principal amount of the Notes that will count as Tier 2 capital will be reduced by 20% in each of the last five years prior to the Maturity Date of the Notes. As a result, we may be more likely to redeem the Notes prior to their Maturity Date. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See “Description of the Notes - Redemption.”

We may elect to redeem the Notes on or after the date on which they become redeemable at our option; however, investors should not expect us to make such election on such date when the Notes are first redeemable or at any time thereafter. Under Federal Reserve regulations, unless the Federal Reserve authorizes us in writing to do otherwise, we may not redeem the Notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that, following redemption, we will continue to hold capital commensurate with our risk.

The amount of interest payable on the Notes will vary after January 30, 2027.

During the fixed rate period, the Notes will bear interest at an initial rate of 3.125% per annum. Thereafter, the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus 182 basis points, subject to the provisions under “Description of the Notes - Interest.” The per annum interest rate that is determined at the reference time for each interest period will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including, without limitation, economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

Our published credit ratings may not reflect all risks of an investment in the Notes.

The published credit ratings of us or our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The published credit ratings assigned to the Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Notes.

Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances.

A downgrade of our credit ratings or the ratings of our subsidiaries or other financial institutions could have a material adverse impact on us and the value of and market for the Notes.

Rating agencies continuously evaluate us and our subsidiaries, and their ratings of our long-term and short-term debt are based on a number of factors, including financial strength, as well as factors not entirely within our control, such as conditions affecting the financial services industry generally. In light of these reviews and the continued focus on the financial services industry generally, we and our subsidiaries may not be able to maintain our current credit ratings. Ratings downgrades by a rating agency could have a significant and immediate impact on our funding and liquidity through cash obligations, reduced funding capacity and collateral triggers. A reduction in our or our subsidiaries’ credit ratings could also increase our borrowing costs and limit access to the capital markets. These changes could have a material adverse impact on the value of and market for the Notes.

Downgrades in the credit or financial strength ratings assigned to the counterparties with whom we transact could create the perception that our financial condition will be adversely impacted as a result of potential future defaults by such counterparties. Additionally, we could be adversely affected by a general, negative perception of financial institutions caused by the downgrade of other financial institutions. Accordingly, ratings downgrades for other financial institutions could affect the market price of our stock and could limit our access to or increase our cost of capital. These changes could have a material adverse impact on the value of and market for the Notes.

Investors should not rely on indicative or historical data concerning SOFR.

The interest rate during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement, which is Compounded SOFR). In the following discussion of SOFR, when we refer to the Notes, we mean the Notes at any time during the floating rate period when the interest rate on the Notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of DTC. SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral that take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTC.

FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although such historical indicative data inherently involves assumptions, estimates and approximations. Investors should not rely on such historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the Notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in SOFR could adversely affect holders of the Notes and the trading prices for the Notes.

Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There is no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the Notes during the floating rate period, which may adversely affect the trading prices of the Notes. Further, if the Benchmark rate on the Notes during the floating rate period on any determination date declines to zero or becomes negative, the interest rate will be deemed to equal zero. In addition, once the Benchmark rate for the Notes for each interest period during the floating rate period is determined by the calculation agent on the determination date, interest on the Notes will accrue at such Benchmark rate for the applicable interest period and will not be subject to change during such interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the Notes.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate (“LIBOR”) for U.S. dollar obligations. However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from LIBOR. For example, SOFR is a secured overnight rate, while LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas LIBOR is forward-looking. Because of these and other differences, there is no assurance that SOFR will perform in the same way as LIBOR would have performed at any time, and there is no guarantee that it is a comparable substitute for LIBOR.

Any failure of SOFR to gain market acceptance could adversely affect holders of the Notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a comparable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the yield on, value of and market for the Notes.

The interest rate for the Notes during the applicable floating rate period may be determined based on a rate other than Three-Month Term SOFR.

Under the terms of the Notes, the interest rate on the Notes for each interest period during the applicable floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. On July 29, 2021, the ARRC formally recommended the use of the CME Group’s computation of forward-looking SOFR term rates. Uncertainty surrounding the adoption and use of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of, and market for the Notes. If, at the commencement of the floating rate period for the Notes, we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the Notes during the applicable floating rate period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Under the terms of the Notes, the calculation agent is expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that it decides are appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the Notes, which are defined in the terms of the Notes as “Three-Month Term SOFR Conventions.” Such determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the

Notes during the applicable floating rate period, which could adversely affect the return on, value of and market for the Notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the Notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the floating interest rate on the Notes for each interest period during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first-available Benchmark Replacement, is the compounded average of the daily SOFR calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. Neither the ARRC nor FRBNY has made a final determination regarding the method for calculating Compounded SOFR. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

The implementation of Benchmark Replacement Conforming Changes could adversely affect holders of the Notes.

Under the benchmark transition provisions of the Notes, if Three-Month Term SOFR has been discontinued or if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by: (1) the Relevant Governmental Body (such as the ARRC or FRBNY); (2) the International Swaps and Derivatives Association, Inc. (“ISDA”); or (3) in certain circumstances, us. In addition, the benchmark transition provisions expressly authorize us to make certain changes, which are defined in the terms of the Notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the Notes during any interest period during the floating rate period, which could adversely affect the yield on, value of and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark rate that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark rate that it is replacing.

Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the Notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities similar to the Notes, the trading price of the Notes may be lower than those of debt securities linked to such rates that are more widely used. Debt securities indexed to SOFR (as the Notes will be) may not be able to be sold at all or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

We or an affiliate of ours will or could have authority to make determinations and elections that could affect the return on, value of and market for the Notes.

Under the terms of the Notes, we may make certain determinations, decisions and elections with respect to the Benchmark rate on the Notes during the floating rate period, including, without limitation, any determination, decision or election required to be made by the calculation agent that the calculation agent fails to make. We will make any such determination, decision or election in our sole discretion, and any such determination, decision or election that we make could affect the amount of interest that accrues on the Notes during any interest period in the floating rate period. If the calculation agent fails, when required, to make a determination that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, or fails, when required, to determine the Benchmark Replacement and Benchmark Replacement Adjustment, then we will make those determinations in our sole discretion. Furthermore, we or an affiliate of ours may serve as calculation agent. We will act as the initial calculation agent and, though we will appoint a calculation agent prior to the commencement of the floating rate period, we may appoint ourselves or an affiliate and we cannot assure you that we will appoint an independent third-party calculation agent at any time. Any exercise of discretion by us under the terms of the Notes, including, without limitation, any discretion exercised by us or by an affiliate acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we or an affiliate of ours acting as calculation agent may have economic interests that are adverse to the interest of the holders of the Notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Notes. All determinations, decisions or elections by us, or by us or an affiliate acting as calculation agent, under the terms of the Notes will be conclusive and binding absent manifest error.

The Notes may be issued with original issue discount for U.S. federal income tax purposes.

The Notes may be issued with original issue discount for U.S. federal income tax purposes. In such case, holders subject to U.S. federal income taxation, whether on the cash or accrual method of tax accounting, generally would be required to include any amounts representing original issue discount in gross income (as ordinary income) as the original issue discount accrues on a constant yield to maturity basis, in advance of the receipt of cash payments to which such income is attributable. See “Material U.S. Federal Income Tax Considerations.”

The use of the net proceeds from the sale of the Notes will be at the discretion of our management and could change depending on unforeseen events or changes in current business conditions or circumstances.

Our management will have broad discretion in the use of the net proceeds from the sale of the Notes. The descriptions in this prospectus supplement of our use of the proceeds from the sale of the Notes represent our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds of the offering in a manner other than as described in this prospectus supplement. The precise amounts and timing of our use of the net proceeds will depend on our, and our subsidiaries’, funding requirements and the availability of other funds.

Risk Factors Related to the Proposed Acquisition of Happy Bancshares, Inc.

Home may fail to realize all of the anticipated benefits of the merger.

The success of the merger of Happy with and into Home will depend, in part, on Home’s ability to successfully combine the Home and Happy organizations. If Home is not able to achieve this objective, the anticipated benefits of the merger may not be realized fully or at all or may take longer than expected to be realized.

Home and Happy have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Happy or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Happy could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with Happy or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Home and Happy during the pre-merger period and for an undetermined time after the completion of the merger.

The unaudited pro forma combined consolidated financial statements incorporated by reference in this prospectus supplement are preliminary and the actual financial condition and results of operations of Home after the merger may differ materially.

Home has incorporated by reference into this prospectus supplement certain information contained in its reports and other documents filed with the SEC, including certain unaudited pro forma combined consolidated financial statements as of and for the nine months ended September 30, 2021 and for the year ended December 31, 2020, contained in its Current Report on Form 8-K filed with the SEC on January 13, 2022. These unaudited pro forma combined consolidated financial statements have been presented for illustrative purposes only and are not necessarily indicative of what Home’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated such financial statements. The unaudited pro forma combined consolidated financial statements reflect adjustments, which are based upon preliminary estimates, to record Happy’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Happy as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see “Where You Can Find More Information.”

The Merger Agreement contains provisions granting both Home and Happy the right to terminate the Merger Agreement in certain circumstances.

The Merger Agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the Merger Agreement if the merger is not completed on or prior to September 15, 2022 and the right of Happy to terminate the Merger Agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the Happy board of directors. If the merger is not completed, the ongoing business of Home could be adversely affected.

The completion of the merger is subject to the consent and approval of the Federal Reserve Board, which may impose conditions that could have an adverse effect on the combined company following the merger.

On December 16, 2021, Home received approval from the Arkansas State Banking Board and the Arkansas State Bank Commissioner of its applications for the merger. Before the merger may be completed, however, Home and Happy must also obtain approval of the merger from the Federal Reserve Board. The Federal Reserve Board may impose conditions on its granting of such approval. Although Home and Happy do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. In addition, if there is an adverse development in either company’s regulatory standing, Home may be required to withdraw its application for approval of the proposed merger and, if possible, resubmit it after the applicable supervisory concerns have been resolved. Finally, each of Home and Happy has agreed to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger. Such actions may entail costs and may adversely affect Home, Happy, or the combined company following the merger.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may adversely affect Home.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Home and Happy may terminate the Merger Agreement under certain circumstances even though the Merger Agreement has been approved by Happy’s shareholders and the share issuance has been approved by Home’s shareholders. If Home and Happy do not complete the merger, neither company would realize any of the expected benefits of having completed the merger. In addition, the market price of Home’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of Home.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although Home and Happy have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, many of these expenses will be incurred regardless of whether the merger is completed. As a result of these expenses, both Home and Happy expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Home and/or Happy may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.

Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to Happy and Home, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against Happy, its board of directors or Home or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect Home’s business, financial condition, results of operations and cash flows.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Notes offered hereby, after deducting the underwriting discounts and certain offering expenses, will be approximately $296,610,000. We intend to use the net proceeds from the sale of the Notes for general corporate purposes, which may include, but are not limited to, the repayment of our outstanding subordinated notes and subordinated debentures, the payment of outstanding subordinated debentures to be assumed upon completion of our acquisition of Happy, investments at the holding company level, providing capital to support the growth of Centennial Bank and our business, repurchases of our common shares and the payment of the cash consideration components of future acquisitions. We have not yet determined which indebtedness will be repaid with the proceeds of this offering, if any. The precise amounts and timing of our use of the net proceeds will depend on our, and our subsidiaries’, funding requirements and the availability of other funds.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2021:

•	on an actual consolidated basis; and

•	on a consolidated basis, as further adjusted to reflect the issuance and sale of the Notes, after deducting the underwriting discounts and certain estimated offering expenses payable by us.

This table should be read in conjunction with the risk factors and the consolidated financial statements and related notes of Home for the year ended December 31, 2020 and the quarter ended September 30, 2021, incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	As of September 30, 2021
	Actual	Pro Forma for Issuance of Notes
	(Dollars in thousands)
Liabilities
Total deposits	$14,003,371	$14,003,371
Securities sold under agreements to repurchase	141,002	141,002
FHLB and other borrowed funds	400,000	400,000
Accrued interest payable and other liabilities	113,721	113,721
Subordinated debentures offered hereby, $300 million par value	—	296,610	(1)
Subordinated debentures	370,900	370,900

Total liabilities	$15,028,994	$15,325,604
Stockholders’ equity
Preferred stock, $0.01 par value; authorized 5,500,000 shares; no shares issued and outstanding at September 30, 2021	$—	$—
Common stock, $0.01 par value; 300,000,000 shares authorized; shares issued and outstanding 164,007,998 at September 30, 2021	1,640	1,640
Capital surplus	1,492,588	1,492,588
Retained earnings	1,215,831	1,215,831
Accumulated other comprehensive loss	26,003	26,003

Total stockholders’ equity	2,736,062	2,736,062

Certain long-term debt and stockholders’ equity	$17,765,056	$18,061,666

Consolidated capital ratios
Tangible common equity to tangible assets	10.36%	10.18%
Common equity Tier 1 capital ratio	15.12	15.05
Leverage ratio	11.00	10.80
Tier 1 risk-based capital ratio	15.73	15.65
Total risk-based capital ratio	19.55	21.98

(1)	Represents the aggregate principal amount of the Notes, reduced by $2.8 million of underwriting discount and $600,000 of estimated offering expenses.

DESCRIPTION OF THE NOTES

We will issue the Notes under the Base Indenture, as supplemented by the Second Supplemental Indenture. You may request a copy of the Indenture from us as described under “Incorporation of Certain Documents by Reference.” We have summarized the material terms of the Indenture and the Notes below, but the summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture and the Notes. The following description of the terms of the Indenture and the Notes supplements and, to the extent inconsistent therewith, replaces and supersedes the description of the general terms and provisions of the subordinated debt securities in the accompanying prospectus.

You should read the Indenture and the Notes because they, and not this description, define your rights as holders of the Notes. For purposes of this section, references to “Home,” the “Company,” “we,” “us” and “our” include only Home and not any of its subsidiaries.

General

The Notes will be unsecured, subordinated obligations of the Company and will mature on January 30, 2032 unless redeemed prior to such date in accordance with the provisions set forth below under “- Redemption.” The Notes will be issued and may be transferred only in minimum denominations of $1,000 or integral multiples of $1,000 in excess thereof.

Unless previously redeemed prior to maturity, we will repay the Notes at 100% of their principal amount, together with accrued and unpaid interest thereon to, but excluding, the Maturity Date, at their maturity. We will pay principal and interest on the Notes in U.S. dollars.

The Notes will constitute our unsecured debt obligations and will rank equally among themselves, will rank equal in right of payment with our existing 5.625% fixed-to-floating rate subordinated notes due 2027 (the “Existing Subordinated Notes”) and any of our future indebtedness the terms of which provide that such indebtedness ranks equal in right of payment to indebtedness such as the Notes, will rank senior in right of payment to our existing junior subordinated debentures and any of our future indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to indebtedness such as the Notes, and will rank junior in right of payment to any of our future senior indebtedness as described below in “- Subordination of the Notes.” No sinking fund will exist for the Notes, and no sinking fund payments will be made with respect to the Notes. The Notes will not be convertible into or exchangeable for any other securities or property. Except as described below under “- Clearance and Settlement,” the Notes will be issued only in book-entry form and will be represented by one or more global notes registered in the name of Cede & Co., as the nominee of DTC. See “- Clearance and Settlement” below.

The Notes offered hereby will be issued under the Indenture. We may, from time to time, without notice to, or the consent of, the holders of the Notes, issue additional Notes ranking equally with the Notes and identical to the Notes previously issued in all respects (except for the issue date, the offering price, the payment of interest accruing prior to the issue date of such additional Notes and the first payment of interest following the issue date of such additional Notes) in order that such additional Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes. However, any additional notes of the series of which the Notes are a part that are issued and are not fungible with the outstanding Notes of such series for U.S. federal income tax purposes will be issued under one or more separate CUSIP numbers and ISIN numbers. No limit exists on the aggregate principal amount of the Notes of this series that we may issue in the future.

The Indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by our subsidiaries, including the Bank. The Indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios, as a general matter or in order to incur additional indebtedness or obligations, or to maintain any reserves. Moreover, neither the Indenture nor the Notes contain any covenants prohibiting us from, or limiting our right to, incur additional indebtedness or obligations, to grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the Notes, to repurchase our stock or other securities, including any of the Notes, or to pay dividends or make other distributions to our shareholders. In addition, neither the Indenture nor the Notes contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in our credit quality, including resulting from a merger, takeover, recapitalization or similar restructuring or other events involving us or our subsidiaries that may adversely affect our credit quality.

The Notes are not deposits in the Bank and are not insured or guaranteed by the FDIC or any other government agency or instrumentality. The Notes are solely obligations of the Company and are neither obligations of, nor guaranteed by, the Bank or any of our other subsidiaries or affiliates.

No recourse will be available for the payment of principal of or interest on any Note, for any claim based thereon, or otherwise in respect thereof, against any incorporator, shareholder, employee, agent, officer or director, as such, past, present or future, of ours or of any successor entity, it being expressly understood that all such liability is waived and released as a condition of, and as a consideration for, the execution of the Second Supplemental Indenture and the issuance of the Notes.

Interest

Payment of the full principal amount of the Notes will be due on January 30, 2032 (the “Maturity Date”), unless the Notes are redeemed prior to the Maturity Date.

Fixed Rate Period

From and including the date of issuance to, but excluding, January 30, 2027 (unless redeemed prior to such date as contemplated below under “- Redemption”), which we refer to as the “fixed rate period,” the notes will bear interest at a rate of 3.125% per year. During the fixed rate period, interest on the Notes will accrue from and including January 18, 2022, and will be payable semiannually in arrears on January 30 and July 30 of each year during the fixed rate period, each a “fixed period interest payment date,” commencing on July 30, 2022. During the fixed rate period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. The interest payable on the Notes on any fixed period interest payment date will, except as noted below, be paid to the person in whose name the Notes are registered at the close of business on the 15th calendar day (whether or not a business day (as defined below)) immediately preceding the fixed period interest payment date. If any fixed period interest payment date for the Notes or the date for the payment of principal for the Notes occurring during the fixed rate period falls on a day that is not a business day, the Company will postpone the interest or principal payment to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest, principal or other payments with respect to such postponements.

Floating Rate Period

From and including January 30, 2027 to, but excluding, the Maturity Date (unless redeemed prior to such date as contemplated below under “- Redemption”), which we refer to as the “floating rate period,” the notes will bear interest at a floating rate per year equal to the Benchmark (which is expected to be Three-Month Term SOFR), plus 182 basis points. Notwithstanding the foregoing, if the Benchmark is less than zero, the Benchmark will be deemed to be zero.

During the floating rate period, interest on the notes will accrue from and including January 30, 2027 and will be payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year (each a “floating period interest payment date” and, together with any fixed period interest payment date, an “Interest Payment Date”), commencing on April 30, 2027, and interest will be computed on the basis of a 360-day year and the actual number of days elapsed. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

For the purpose of calculating the interest on the Notes for each floating rate interest period during the floating rate period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any floating rate interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. When we use the term “floating rate interest period” we mean the period from and including the immediately preceding floating period interest payment date in respect of which interest has been paid or duly provided for, to, but excluding, the applicable floating period interest payment date or Maturity Date or date of earlier redemption, if applicable (except that the first floating rate interest period will commence on January 30, 2027). See “- Calculation Agent” below.

As used herein:

“Benchmark” means, initially, Three-Month Term SOFR; provided that, if the calculation agent determines on or prior to the Reference Time for any floating rate interest period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such floating rate interest period and any subsequent floating rate interest periods.

“Corresponding Tenor” means (i) with respect to Term SOFR, three months, and (ii) with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“FRBNY’s Website” means the website of the Federal Reserve Bank of New York (the “FRBNY”) at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

“Reference Time” with respect to any determination of the Benchmark means (i) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or any successor administrator), on the FRBNY’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or any successor administrator).

“Three-Month Term SOFR Conventions” means any determination, decision, or election with respect to any technical, administrative, or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “floating rate interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each floating rate interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent determines may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).

The terms “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Replacement,” “Benchmark Replacement Adjustment,” and “Benchmark Transition Event” have the meanings set forth under the heading “- Effect of Benchmark Transition Event” below.

Notwithstanding the foregoing paragraphs related to the determination of interest, if the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth under the heading “- Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations of the benchmark used to calculate the interest rate on the Notes for each floating rate interest period. In accordance with the benchmark transition provisions, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any floating rate interest period during the floating rate period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during such floating rate interest period and the remainder of the floating rate period.

Absent manifest error, the calculation agent’s determination of the interest rate for a floating rate interest period for the Notes will be binding and conclusive on you, us (if we are not also the calculation agent) and the Trustee. The Trustee will have no duty to confirm or verify any such calculation. By its acquisition of the Notes, each holder of Notes (including, for the avoidance of doubt, each beneficial owner) will acknowledge, accept, consent to and agree to be bound by the calculation agent’s determination of the interest rate for each floating rate interest period, including the calculation agent’s determination of any Benchmark Replacement Conforming Changes, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment, and Benchmark Transition Event, including as may occur without any prior notice from us or the calculation agent and without the need for us or it to obtain any further consent from any holder. The calculation agent’s determination of any interest rate, and its calculation of interest payments, for any floating rate interest period, will be maintained on file at the calculation agent’s principal offices and will be made available to any holder of the Notes by the Company upon request, and the calculation agent will provide the Company and the Trustee with written notice of the interest rate in effect on the Notes promptly after the Reference Time (or such other date of determination for the applicable Benchmark).

If the then-current Benchmark is Three-Month Term SOFR, the calculation agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when any of the Notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period will be modified in accordance with the benchmark transition provisions.

When we use the term “business day,” we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions or trust companies in the City of New York, New York or any place of payment are authorized or obligated by law, regulation, or executive order to close or remain closed.

If any floating period interest payment date or the Maturity Date for the Notes falls on a day that is not a business day, the Company will postpone the interest payment or the payment of principal and interest at maturity to the next succeeding business day (and, with respect to the Maturity Date, no additional interest will accrue on the amount payable for the period from and after the Maturity Date), unless, with respect to a floating period interest payment date only, such day falls in the next calendar month, in which case the floating period interest payment date will instead be the immediately preceding day that is a business day, and interest will accrue to, but excluding, such floating period interest payment date as so adjusted.

The interest payable on the Notes on any floating period interest payment date, subject to certain exceptions, will be paid to the person in whose name the Notes are registered at the close of business on the 15th calendar day (whether or not a business day) immediately preceding the floating period interest payment date. Payments will include interest accrued to, but excluding, the relevant floating period interest payment date. However, interest that the Company pays on the Maturity Date will be paid to the person to whom the principal will be payable.

Principal and interest on the Notes will be payable by wire transfer in immediately available funds in U.S. dollars at an office or agency of the Company maintained for such purpose, which will initially be the corporate trust office of the Trustee.

Subordination of the Notes

Our obligation to make any payment on account of the principal of, or interest on, the Notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness.

“senior indebtedness” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to the Company, on, or substantially similar payments we make in respect of the following categories of debt, whether that debt is outstanding on the date of execution of the Second Supplemental Indenture or thereafter incurred, created or assumed:

•

our indebtedness evidenced by notes, debentures, bonds or other securities issued under the provisions of any indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that may be offered, including by means of the base prospectus and one or more prospectus supplements;

•	our indebtedness for money borrowed or represented by purchase-money obligations, as defined below;

•	our indebtedness to general creditors;

•	our obligations as lessee under leases of property, whether made as part of a sale and leaseback transaction to which we are a party or otherwise;

•

indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire and indebtedness of partnerships and joint ventures that is included in our consolidated financial statements;

•	reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations;

•	obligations under various hedging arrangements and agreements, including interest rate and currency hedging agreements and swap and nonswap forward agreements;

•

all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business; and

•	deferrals, renewals or extensions of any of the indebtedness or obligations described in the clauses above.

However, “senior indebtedness” excludes:

•

any indebtedness, obligation or liability referred to in the definition of senior indebtedness above as to which, in the instrument creating, governing or evidencing that indebtedness, obligation or liability, it is expressly provided that such indebtedness, obligation or liability is not senior in right of payment to, is junior in right of payment to, or ranks equally in right of payment with, other specified types of indebtedness, obligations and liabilities of the Company, which other specified types of indebtedness, obligations and liabilities of the Company include the Notes;

•

any indebtedness, obligation or liability that is subordinated to other of our indebtedness, obligations or liabilities to substantially the same extent as or to a greater extent than the Notes are subordinated;

•	all obligations to trade creditors created or assumed by the Company in the ordinary course of business; and

•

the Notes and any other securities issued pursuant to the Indenture, the Existing Subordinated Notes, our outstanding junior subordinated debentures and, unless expressly provided in the terms thereof, any of our indebtedness to our subsidiaries.

As used above, the term “purchase-money obligations” means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable.

Notwithstanding the foregoing, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “Senior Indebtedness” in the Indenture will have the meaning as described in that rule or interpretation.

In accordance with the subordination provisions of the Indenture and the Notes, we are permitted to make payments of accrued and unpaid interest on the Notes on the Interest Payment Dates and at maturity and to pay the principal of the Notes at maturity unless:

•	we are subject to any insolvency, bankruptcy, receivership, liquidation or other marshalling of our assets and liabilities; or

•

a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness has occurred that is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness or would occur as a result of a payment of principal of, or premium, if any, or interest on, the Notes being made and that event of default would permit the holders of any senior indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived and otherwise ceased to exist.

In the event of our insolvency, bankruptcy, receivership, liquidation or other marshalling of our assets and liabilities, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, and premium, if any, and interest (including interest accruing after the commencement of any proceeding for our bankruptcy or reorganization) on, that senior indebtedness before any payment is made on the Notes. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the Notes and any of our other indebtedness and obligations ranking equally in right of payment with the Notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the

Notes and such other of our indebtedness and obligations that rank equally in right of payment with the Notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the Notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the Notes and such other indebtedness and obligations.

In the event of our insolvency, bankruptcy, receivership, liquidation or other marshalling of our assets and liabilities, if the holders of the Notes receive for any reason any payment on the Notes or other distributions of our assets with respect to the Notes before all of our senior indebtedness is paid in full, the holders of the Notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness.

By reason of the above subordination in favor of the holders of our senior indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors.

We have outstanding junior subordinated debentures that relate to outstanding trust preferred securities issued to certain capital trusts to which the Notes will rank senior in right of payment. We also have outstanding subordinated notes to which the Notes will rank equally in right of payment. In addition, we may incur other indebtedness and obligations, the terms of which may provide that such indebtedness ranks either equally with or junior in right of payment to the Notes or promissory notes, bonds, debentures and other evidences of indebtedness of a type that includes the Notes. As discussed above, in the event of our insolvency, bankruptcy, receivership, liquidation or other marshalling of our assets and liabilities, the indebtedness and obligations ranking equally with the Notes will participate ratably in any of our assets remaining after the payment in full of all of our senior indebtedness. In such circumstances, our indebtedness and other obligations junior in right of payment to the Notes, such as our junior subordinated debentures, will not be entitled to receive any payments until the Notes and all of our indebtedness and obligations ranking equally in right of payment to the Notes have been paid in full.

All liabilities of the Bank, including deposits, and our other subsidiaries, including each subsidiary’s liabilities to general creditors arising during its ordinary course of business or otherwise, will be effectively senior in right of payment to the Notes to the extent of the assets of such subsidiary because, as a stockholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. Over the term of the Notes, we will need to rely primarily on dividends paid to us by the Bank, which is a regulated financial institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the Notes at their maturity, we may rely on the funds we receive from dividends paid to us by our subsidiaries, but will likely have to rely on the proceeds of borrowings and other securities we sell to pay the principal amount of the Notes.

Regulatory rules may restrict the Bank’s ability to pay dividends or make other distributions to us or to provide funds to us by other means. As a result of the foregoing, with respect to the assets of each of our subsidiaries, our creditors (including the holders of the Notes) are structurally subordinated to the prior claims of creditors of any such subsidiary, including the depositors of the Bank, except to the extent that we may be a creditor with recognized claims against any such subsidiary.

As discussed above, neither the Notes nor the Indenture contains any limitation on the amount of senior indebtedness or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we, the Bank or any of our other subsidiaries may incur. Any indebtedness and liabilities of the Bank or our other subsidiaries is not a part of our senior indebtedness. The Notes will be effectively subordinate to all of the existing and future indebtedness and liabilities, including deposit liabilities, of our subsidiaries, including the Bank. As of September 30, 2021, on a consolidated basis, our outstanding liabilities totaled approximately $15.03 billion, which includes approximately $14.00 billion of deposit liabilities, $400.0 million of Federal Home Loan Bank borrowings, $141.0 million of customer repurchase agreements, $299.7 million of subordinated notes, $71.2 million of junior subordinated debentures, and $113.7 million of other liabilities. Except for the approximately $299.7 million of existing subordinated notes (which rank pari passu in right of payment and upon liquidation to the Notes) and $71.2 million of junior subordinated debentures (which rank junior in right of payment and upon liquidation to the Notes), all of these liabilities are contractually or structurally senior to the Notes. Additionally, as of September 30, 2021, Happy had outstanding liabilities totaling $5.75 billion, which includes approximately $5.47 billion of deposit liabilities, $74.7 million of Federal Home Loan Bank borrowings, $138.2 million of subordinated notes, $21.4 million of junior subordinated debentures, and $47.6 million of other liabilities. Except for the approximately $138.2 million of existing subordinated notes issued by Happy (which would rank pari passu in right of payment and upon liquidation to the Notes) and $21.4 million of junior subordinated debentures issued by Happy (which would rank junior in right of payment and upon liquidation to the Notes), all of liabilities of Happy would be contractually or structurally senior to the Notes following the completion of the Merger.

Redemption

We may redeem the Notes, at our sole option, beginning with the Interest Payment Date of January 30, 2027 and on any Interest Payment Date thereafter, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, subject to prior approval of the Federal Reserve, to the extent that such approval is then required under the rules of the Federal Reserve. If we elect to redeem the Notes, we will be required to notify the Trustee of the aggregate principal amount of Notes to be redeemed and the redemption date. Any such redemption may be subject to the satisfaction of one or more conditions precedent set forth in the applicable notice of redemption. If fewer than all of the Notes are to be redeemed, the selection of Notes to be redeemed will occur in accordance with the rules of DTC (or, in the case of any certificated Notes, by lot, on a pro rata basis or in such other manner the Trustee deems fair and appropriate unless otherwise required by law and, in respect of global notes, subject to the applicable procedures of the Depositary). The Notes are not subject to repayment at the option of the holders. The Notes may not otherwise be redeemed by us prior to the scheduled maturity of the Notes, except we may, at our sole option, redeem the Notes at any time before the scheduled maturity of the Notes in whole, but not in part, upon or after the occurrence of any of the following:

(1) a “Tax Event,” which is defined in the Indenture to mean the receipt by us of an opinion from independent tax counsel to the effect that (a) an amendment to or change (including any announced prospective amendment or change) in any law, treaty, statute or code, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”), (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of our federal income tax returns or positions or a similar audit of any of our subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the date of original issuance of the Notes, resulting in more than an insubstantial increase in the risk that the interest paid by us on the Notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

(2) a “Tier 2 Capital Event,” which is defined in the Indenture to mean the receipt by us of an opinion from independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us; or

(3) our becoming required to register as an investment company pursuant to the Investment Company Act.

Any such redemption of the Notes will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption. Notwithstanding the foregoing, installments of interest on any Notes that are due and payable on Interest Payment Dates falling on or prior to the applicable date of redemption will be payable on such Interest Payment Dates to the registered holders at the close of business on the relevant record dates in accordance with the Notes and the Indenture. Any such redemption may be subject to the satisfaction of one or more conditions precedent set forth in the applicable notice of redemption. Any redemption of the Notes would require prior approval of the Federal Reserve, to the extent that such approval is then required under the rules of the Federal Reserve.

Our written election to redeem any of the Notes will be provided to the Trustee at least three business days prior to the requested date of delivery (or such shorter period as is satisfactory to the Trustee). In the case of any redemption, at least 15 days but no more than 60 days before the redemption date, the Company will send in accordance with the applicable procedures of the depositary (with a copy to the Trustee), or if the Notes are not then global securities the Company will mail, or cause to be mailed, a notice of redemption by first-class mail to each holder of Notes to be redeemed at such holder’s registered address appearing on the register (with a copy to the Trustee).

The Notes Are Intended to Qualify as Tier 2 Capital

We intend to treat the Notes as Tier 2 capital under the capital adequacy rules established by the Federal Reserve for bank holding companies, as the same may be amended or supplemented from time to time. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the Notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to depositors and general creditors, which, in our case, will be to the holders of our senior indebtedness;

•

not contain provisions permitting the holders of the Notes to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution;

•

only be callable after a minimum of five years following issuance, except upon certain special events, and, in any case, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve; and

•

unless the Federal Reserve authorizes us to do otherwise in writing, not be redeemed or repurchased unless they are replaced with an equivalent amount of other Tier 2 capital instruments or we can demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk.

Events of Default; Limitation on Suits

Under the Indenture, an event of default will occur if we fail to pay accrued and unpaid interest on the Notes and any notes of the same series offered in the future and such failure continues for 30 days, we fail to pay principal of any notes of that series when due, whether at maturity or upon redemption, and such failure continues for 30 days, or upon our default in the performance, or breach, of any other covenant or warranty contained in the Notes or the Indenture, other than a covenant added to the Indenture solely for the benefit of any other series of subordinated debt securities issued under the Indenture, and such default continues for 90 days after written notice as provided in the Indenture. In addition, an event of default will occur upon (i) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or a Principal Subsidiary Bank in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company, or any Principal Subsidiary Bank, bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Principal Subsidiary Bank under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Principal Subsidiary Bank or of any substantial part of their property, or ordering the winding up or liquidation of their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days; or (ii) the commencement by the Company or any Principal Subsidiary Bank of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Principal Subsidiary Bank in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it, of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any Principal Subsidiary Bank, or of any substantial part of their property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay their debts generally as they become due, or the taking of corporate action by the Company or any Principal Subsidiary Bank in furtherance of any such action, each of which events of default we refer to as an “insolvency event of default.” The term “principal subsidiary bank” means (i) any subsidiary bank the consolidated assets of which as set forth in the most recent statement of condition of such bank constitute 40% or more of the Company’s consolidated assets as determined from the most recent quarterly balance sheet of the Company or (ii) any subsidiary bank designated as a “principal subsidiary bank” by the board of directors of the Company, provided that if the Federal Reserve notifies the Company that any subsidiary bank that is a principal subsidiary bank applying the tests in clause (i) or (ii) above does not qualify as a “major subsidiary depository institution” within the requirements of the Federal Reserve’s risk-based capital guidelines or regulations applicable to bank holding companies, such subsidiary bank will not be a principal subsidiary bank from and after the time the Company receives from the Federal Reserve such a notice.

If an insolvency event of default occurs and is continuing, then the Trustee or the holders of not less than 25% in principal amount of the Notes may declare the principal of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders of the Notes), and upon any such declaration such principal or such lesser amount shall become immediately due and payable

Neither the Trustee nor the holders of the Notes will have the right to accelerate the maturity of the Notes in the case of our failure to pay the principal of, or interest on, the Notes or our nonperformance of any other covenant or warranty under the Notes or the Indenture. Nevertheless, during the continuation of such an event of default under the Notes, the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes to regularly scheduled payments of interest and the payment of principal at the scheduled maturity of the Notes, as well as the performance of any covenant or agreement in the Indenture. Any such rights to receive payment of such amounts under the Notes remain subject to the subordination provisions of the Notes as discussed above under “- Subordination of the Notes.”

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Notes;

•

the holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee indemnity satisfactory to it against the costs, expenses, and liabilities to be incurred in complying with such request;

•	the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

If an insolvency event of default occurs and is continuing, the principal amount and accrued and unpaid interest on the Notes will become immediately due and payable, without the need for any action on the part of the holders of the Notes or the Trustee, subject to the broad equity powers of a federal bankruptcy court and the determination by that court of the nature and status of the payment claims of the holders of the Notes. At any time after acceleration with respect to the Notes has occurred, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of outstanding Notes, of the series of our subordinated notes which the Notes are a part and other affected series of securities issued under the Indenture, voting as one class, may waive all defaults and rescind and annul any acceleration occurring as to any and all securities of such series, including the Notes, but only if (1) we have paid or deposited with the Trustee a sum of money sufficient (a) to pay to the holders of the outstanding securities of all affected series of securities established under the Indenture, including the Notes, (i) all overdue installments of any interest that have become due otherwise than by such declaration of acceleration, (ii) the principal of and any premium that have become due otherwise than by such declaration of acceleration and, to the extent permitted by applicable law, interest thereon at the rate of interest borne by these securities and (iii) to the extent permitted by applicable law, interest upon installments of any interest, if any, that have become due otherwise than by such declaration of acceleration at the rate of interest borne by these securities and (b) to pay all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due the Trustee; and (2) all events of default with respect to the Notes other than the nonpayment of the principal of, or any premium and interest on, the Notes that will have become due solely by such acceleration, will have been cured or waived as provided in the Indenture. Even in the event of an acceleration of the maturity of the Notes upon the occurrence of an insolvency event, the rights of the holders of the Notes to receive payment of the principal of, and accrued and unpaid interest on, the Notes remain subject to the subordination provisions of the Notes as discussed above under “-Subordination of the Notes.”

The Indenture provides that, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes unless such holders will have offered to the Trustee indemnity or security satisfactory to the Trustee against the costs, expenses and liabilities that may be incurred by it in complying with such request or direction. Subject to certain provisions in the Indenture, the holders of a majority in principal amount of the Notes outstanding from time to time will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

Legal Defeasance and Covenant Defeasance

We may choose to either discharge our obligations under the Indenture and the Notes in a legal defeasance or to release ourselves from certain or all of our covenant restrictions under the Indenture and the Notes in a covenant defeasance. If we choose the legal defeasance option, the holders of the Notes will not be entitled to the benefits of the Indenture except for certain limited rights, including registration of transfer and exchange of Notes, replacement of lost, stolen or mutilated Notes and the right to receive payments of the principal of (and premium, if any) and interest on such Notes when such payments are due.

We may elect legal defeasance or covenant defeasance only if we meet certain requirements. Among other things, we must irrevocably deposit with the Trustee for the benefit of the holders of the Notes sufficient cash and/or U.S. government securities to pay the principal of (and premium, if any) and interest and any other sums due on the Maturity Date or a redemption date of the Notes. In addition, we must deliver to the Trustee an opinion of our legal counsel to the effect that beneficial owners of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service (the “IRS”) or a change in the applicable federal income tax law after the date hereof. We may not have a default under the Indenture or the Notes on the date of deposit. The defeasance may not cause the Trustee to have a conflicting interest for purposes of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and may not cause the resulting trust to become an investment company under the Investment Company Act. The defeasance may not violate any of our agreements to which we are a party or by which we are bound.

Any defeasance of the Notes pursuant to the Indenture will be subject to our obtaining the prior approval of the Federal Reserve and any additional requirements that the Federal Reserve may impose with respect to defeasance of the Notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issue date of the Notes the Federal Reserve does not require that defeasance of instruments be subject to Federal Reserve approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve will be required for such defeasance.

Satisfaction and Discharge

We may discharge our obligations under the Indenture and the Notes (except for certain surviving rights of the Trustee and our obligations in connection therewith) if: (a) all outstanding Notes and all other outstanding notes issued under the Indenture (i) have been delivered for cancellation, or (ii) (1) have become due and payable, (2) will become due and payable at their stated maturity within one year, or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice and redemption by the Trustee (and in each case, we have irrevocably deposited with the Trustee an amount sufficient to pay and discharge the principal of (and premium, if any) and interest on all outstanding Notes and any other sums due on the stated maturity date or redemption date, as the case may be); (b) we have paid all other sums payable by us under the Indenture; and (c) we have delivered an officer’s certificate and opinion of counsel confirming that all conditions precedent with respect to the satisfaction and discharge of the Indenture have been satisfied.

Consolidation, Merger and Sale of Assets

The Indenture shall permit any consolidation or merger of the Company with or into any other person or persons (whether or not affiliated with the Company), or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, and shall permit any conveyance, transfer or lease of the property of the Company as an entirety or substantially as an entirety, to any other person (whether or not affiliated with the Company); provided:

•	the corporation formed by such consolidation or into which we are merged or the person or entity which acquires by conveyance or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the U.S., any state in the U.S. or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, and interest on, all of the outstanding subordinated notes and the due and punctual performance and observance of all of the covenants and conditions to be performed by us contained in the Indenture;

•

immediately after giving effect to the transaction, no event of default or default under the Indenture, and no event which, after notice or the lapse of time or both, would become an event of default or a default, shall have occurred and be continuing; and

•

we and the corporation formed by such consolidation or into which we are merged or the person or entity which acquires by conveyance or transfer our properties and assets substantially as an entirety delivers to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, conveyance or transfer complies with the relevant provisions of the Indenture and constitutes the legal, valid and binding obligation of us and such corporation, person or entity.

Upon any such consolidation or merger, or conveyance or transfer, the successor corporation formed, or into which we are merged or to which such conveyance or transfer is made, shall succeed to, and be substituted for, us under the indenture, as supplemented.

This covenant would not prohibit any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transaction or change of control included a merger or consolidation or transfer of all or substantially all of our assets. There are no covenants or other provisions in the Indenture providing for a put option or increased interest or that would otherwise afford holders of the subordinated notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve the property or assets of a person “substantially as an entirety.”

Further Issues

If no event of default has occurred and is continuing with respect to the Notes, we may, from time to time, without notice to or the consent of the holders of the Notes, create and issue additional notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such additional notes) in order that such additional notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes, subject to the procedures of the DTC; provided however, that a separate CUSIP number will be issued for any such additional notes unless such additional notes are fungible with the Notes for U.S. federal income tax purposes.

The Trustee may conclusively rely upon officer’s certificates, opinions or other documents furnished to it under the Indenture and will have no responsibility to confirm or investigate the accuracy of mathematical calculations or other facts stated therein. The Trustee will have no responsibility for monitoring our compliance with any of its covenants under the Indenture.

Effect of Benchmark Transition Event

If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any floating rate interest period during the floating rate period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during such floating rate interest period and all subsequent floating rate interest periods. In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

As used herein:

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (i) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (ii) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR will be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1)	Compounded SOFR;

(2)

the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(4)

the sum of: (a) the alternate rate that has been selected by the calculation agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation agent, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative, or operational changes (including, without limitation, changes to the definition of “floating rate interest period,” timing and frequency of determining rates with respect to each floating rate interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent determines may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)

in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the calculation agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)

if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment and the spread specified above.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the calculation agent for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The terms “Corresponding Tenor,” “FRBNY’s Website,” “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth under the heading “- Floating Rate Period” above.

Determinations and Decisions

We and the calculation agent are expressly authorized to make certain determinations, decisions, and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the floating rate period and under the benchmark transition provisions. Any determination, decision, or election that may be made by us or by the calculation agent under the terms of the Notes, including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the holders of the Notes, us (if we are not also making the decision) and the Trustee absent manifest error;

•	if made by us, will be made in our sole discretion;

•

if made by a calculation agent other than us, will be made after consultation with us, and the calculation agent will not make any such determination, decision, or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the Indenture or the Notes, will become effective without consent from the holders of the Notes or the Trustee or any other person.

If the calculation agent fails to make any determination, decision, or election that it is required to make under the terms of the applicable Notes, then we will make such determination, decision, or election on the same basis as described above. In connection with such determination, decision, or election, the Company will be treated as the calculation agent for all purposes under the terms of the Indenture. The Indenture will provide that the Trustee will have no liability relating to any delay caused by the calculation agent’s failure to timely or appropriately determine the rate of interest borne by the Notes.

Modification of the Indenture

The Indenture provides that we and the Trustee may amend or supplement the Indenture or the Notes with, or, in certain cases, without the consent of the holders of a majority in principal amount of the outstanding Notes;

provided, that any amendment or waiver may not, without the consent of the holder of each outstanding Note affected thereby:

•	change the stated maturity or due date of the principal of, or interest payable on, the Notes or change any place of payment where, or the currency in which, such principal and interest is payable;

•	reduce the principal amount of, or the rate or amount of interest on, the Notes;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, the Notes;

•

reduce the percentage of the holders of the Notes necessary (i) to modify or amend the Indenture, or (ii) to waive compliance with certain provisions thereof or certain defaults and consequences thereunder;

•

modify any of the provisions with respect to the subordination of the Notes of any series in a manner adverse to the holders or adverse to the capital treatment of the Notes, except to clarify ambiguities or to meet regulatory requirements and treatment of the Notes as Tier 2 capital; or

•	modify or affect in any manner adverse to the holders the terms and conditions of our obligation in respect of the due and punctual payment of the principal of or interest on the Notes.

In addition, the holders of at least a majority in principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than (i) any default in the payment of principal of or interest on any Note (provided that the holders of a majority in principal amount of the outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration) or (ii) any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note.

In addition, we and the Trustee may modify and amend the Indenture without the consent of any holders of Notes for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the Indenture;

•	to evidence and provide for the acceptance or appointment of a successor trustee with respect to the Notes or facilitate the administration of the trusts under the Indenture by more than one trustee;

•

to add to the covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us in the Indenture, provided that such action shall not adversely affect the interests of the holders of the Notes as determined in good faith by us and evidenced by an officer’s certificate;

•	to add or eliminate additional events of default, provided such change does not apply to any outstanding series of Notes;

•

to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of the holders of the Notes in any material respect (except for changes to confirm that the Notes are Tier 2 capital for regulatory purposes) as determined in good faith by us and evidenced by an officer’s certificate;

•	to secure the Notes or add obligors;

•	to establish the form of any securities and to provide for the issuance of any series of securities under the Indenture and to set forth the terms thereof;

•	to provide for the issuance of uncertificated Notes of one or more series in the place of certificated Notes;

•

to conform the text of the Indenture or the Notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the Indenture or the Notes, which intent may be evidenced by an officers’ certificate to that effect;

•	to qualify or maintain qualification of the Indenture under the Trust Indenture Act;

•	to comply with the rules and regulations of any securities exchange or automated quotation system on which the Notes may be listed or traded; or

•

to implement the Three Month Term SOFR Conventions, to provide for the application of a Benchmark Replacement and related Benchmark Replacement Adjustments and/or to implement any Benchmark Replacement Conforming Changes (or in anticipation thereof).

The Trustee shall be entitled to receive an officer’s certificate and opinion of counsel confirming that all conditions precedent are satisfied with respect to any supplemental indenture, that such supplemental indenture is authorized and permitted and that such supplemental indenture is the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

Calculation Agent

We will appoint a calculation agent for the Notes (which may be us or an affiliate) prior to the commencement of the floating rate period. We will act as the initial calculation agent. We may remove the calculation agent at any time. If the calculation agent is unable or unwilling to act as calculation agent or is removed by us, we will promptly appoint a replacement calculation agent. If at any time there is no calculation agent appointed by us, then we will be the calculation agent.

Clearance and Settlement

DTC or any successor depositary will act as securities depositary for the Notes. The Notes will be issued initially in the form of one or more fully registered global notes (each such global note, a “global note”), registered in the name of DTC or its nominee and deposited with DTC or its designated custodian or such other depositary as any officer of the Company may designate. No holder of any beneficial interest in any global note held on its behalf by a depositary will have any rights under the indenture with respect to such global note, and such depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the owner of such global note for all purposes whatsoever. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may not elect to receive a certificate representing their Notes while the Notes are held by a depositary. Investors may elect to hold interests in the global notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes, so long as global notes represent the corresponding securities.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants in DTC, who will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments made with respect to the Notes, as such, the paying agent for the Notes will forward payments to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the Notes entitled to the benefits of the Indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not result in any change in beneficial ownership of those securities. DTC does not have, and is not anticipated to have, any knowledge of the actual beneficial owners of the Notes, as DTC’s records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Notes will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global note representing the Notes, DTC or its nominee, as the case may be, will be considered the sole owner and holder of that global note and all Notes represented by that global note for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to in the accompanying prospectus, owners of beneficial interests in the global note:

•	will not be entitled to have such global note or the Notes represented by that global note registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests; and

•

will not be considered to be owners or holders of that global note or any Notes represented by that global note for any purpose under the instruments governing the rights and obligations of holders of such securities.

Payment of redemption proceeds and payments of principal of, and interest on, the Notes represented by the global note and all transfers and deliveries of such global note will be made to DTC or its nominee, as the case may be, as the registered holder of the global note. DTC’s practice is to credit its direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners of the Notes will be governed by standing instructions and customary practices of those participants, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer, the Trustee, the paying agent or any of their respective agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and payments of principal of, or interest on, the Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners of the Notes will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global note will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in the global note will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in the global note may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global note among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the Company nor the Trustee nor any agent for either of them will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC or the standby instructions or customary procedures of the participants.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of the Notes to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the Notes.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Trustee

U.S. Bank National Association, will act as Trustee under the Indenture. The Trustee has all of the duties and responsibilities specified under the Trust Indenture Act. The Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of the holders of the Notes, unless the holders have offered to the Trustee security or indemnity satisfactory to the Trustee. From time to time, we, and one or more of our subsidiaries, may maintain deposit accounts and conduct other banking transactions, including lending transactions, with U.S. Bank National Association in the ordinary course of business. Additionally, we maintain banking relationships with U.S. Bank National Association and its affiliates in the ordinary course of business. These banking relationships include U.S. Bank National Association serving as trustee under indentures involving certain of our trust preferred securities and our outstanding subordinated notes.

Governing Law

The Notes and the Indenture pursuant to which such notes will be issued are governed by, and will be construed in accordance with, the laws of the State of New York.

Notices

Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Note (whether by mail or otherwise), such notice will be sufficiently given if given to DTC (or its designee) pursuant to the applicable procedures from DTC or its designee, including by electronic mail in accordance with accepted practices at DTC.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the Notes by (1) employee benefit plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA”, (2) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Code, (3) plans subject to any federal, state, local, non-U.S. or other laws or regulations that are similar to Title I of ERISA or Section 4975 of the Code, which we collectively refer to as “Similar Laws”, and (4) entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans or arrangements (each of which we call a “Plan”).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA, to the extent applicable, or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA, to the extent applicable, or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions, which we call “ERISA Plans”, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to the ERISA Plan. A violation of these “prohibited transaction” rules may result in an excise tax for such persons or other liabilities under ERISA and/or Section 4975 of the Code, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

As a result of our business, we and certain of our affiliates may be considered parties in interest or disqualified persons with respect to many ERISA Plans. Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the Notes were acquired by an ERISA Plan with respect to which an underwriter or we or our affiliate is a party in interest or a disqualified person. For example, if any underwriter or we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or, in our case, by reason of our ownership of our subsidiaries), the purchase of any Notes by an ERISA Plan could result in a sale or exchange that is prohibited by Section 406(a)(1)(A) of ERISA and Section 4975(c)(1)(A) of the Code or lending of money or other extension of credit that is prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable exemption (see below).

The U.S. Department of Labor has issued prohibited transaction exemptions, or PTEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the Notes. Those class exemptions include:

•	PTE 96-23 - for certain transactions determined by in-house asset managers;

•	PTE 95-60 - for certain transactions involving insurance company general accounts;

•	PTE 91-38 - for certain transactions involving bank collective investment funds;

•	PTE 90-1 - for certain transactions involving insurance company pooled separate accounts; and

•	PTE 84-14 - for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provides an exemption for transactions between an ERISA Plan and a party in interest or disqualified person, provided that the party in interest or disqualified person is not a fiduciary (or an affiliate) who has or exercises any discretionary authority or control with respect to the investment of the ERISA Plan assets involved in the transaction or renders investment advice with respect to those assets, and is a party in interest or disqualified person solely by reason of being a service provider to the ERISA Plan or having a relationship to a service provider to the ERISA Plan and provided, further that the ERISA Plan pays no more, nor receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). No assurance can be made that any such exemptions will be available, or that all of the conditions of any such exemptions will be satisfied, with respect to transactions involving the Notes.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the Notes by a Plan, the Notes may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of the Notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Laws. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that either:

•	it is not a Plan and is not purchasing the Notes or interest in the Notes on behalf of or with the assets of any Plan; or

•

its purchase, holding and disposition of the Notes or interest in the Notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of the Notes on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of the Notes, whether any exemption would be applicable, and whether all conditions of such exemption would be satisfied such that the acquisition and holding of the Notes by the Plan would be entitled to full exemptive relief thereunder.

Nothing herein will be construed as, and the sale of the Notes to a Plan is in no respect, a representation or advice by us or the underwriters (or any of our or their affiliates) as to whether any investment in the Notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan. The foregoing discussion is merely a summary and should not be construed as legal advice or as complete in all relevant respects.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the Notes we are offering. It is not a complete analysis of all the potential tax considerations relating to the Notes. This summary is based upon the provisions of the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below.

This summary is limited to beneficial owners (referred to in this summary as holders) of the Notes that purchase the Notes upon their initial issuance at their “issue price” (i.e., the first price at which a substantial amount of the Notes is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that will hold the Notes as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address any alternative minimum or Medicare contribution tax considerations, and it does not address all U.S. federal income tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	banks, insurance companies, or other financial institutions;

•	real estate investment trusts;

•	regulated investment companies;

•	controlled foreign corporations and their shareholders;

•	passive foreign investment companies and their shareholders;

•	tax-exempt organizations;

•	qualified retirement plans, individual retirement accounts and other deferred compensation arrangements;

•	governmental entities;

•	brokers and dealers in securities;

•	certain U.S. expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	holders subject to the special tax accounting rules under Section 451 of the Code;

•	persons that will hold the Notes as a position in a hedging transaction, wash sale, straddle, conversion transaction or other risk reduction or synthetic transaction; and

•	entities or arrangements classified as partnerships or S corporations for U.S. federal income tax purposes or other pass-through entities, or investors in such entities.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are an entity or arrangement classified as a partnership for U.S. federal income tax purposes that will hold Notes or a partner of such a partnership, you are urged to consult your tax advisor regarding the tax consequences of holding the Notes to you.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

This subsection describes the tax considerations for a “U.S. holder.” You are a “U.S. holder” if you are a beneficial owner of a Note and you are:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) with respect to the administration of the trust is subject to the primary supervision of a court within the United States and that one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

Payments of interest and original discount on the Notes. The Notes will initially bear interest at a fixed annual rate. Subsequent to the fixed rate period, the Notes will bear interest at the Benchmark Rate, which is expected to be the Three-Month Term SOFR, plus a fixed spread. The Notes should be treated for U.S. federal income tax purposes as variable rate debt instruments that provide for a single fixed rate followed by a single “qualified floating rate.” A qualified floating rate is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. Under this characterization, payments treated as qualified stated interest on the Notes generally will be taxable to U.S. holders as ordinary interest income at the time such interest payments are accrued or received, depending on the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Qualified stated interest generally means stated interest that is unconditionally payable in cash at least annually at a single fixed rate, but as discussed below, special rules are applicable to a variable rate debt instrument.

For U.S. federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a debt instrument over its issue price (as defined above) if such excess equals or exceeds a specified de minimis amount (generally 1/4 of 1% of the debt instrument’s stated redemption price at maturity multiplied by the number of complete years to maturity of such debt instrument). The stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of qualified stated interest. A U.S. holder (regardless of its method of tax accounting) will be required to include original issue discount in ordinary income as it accrues in accordance with a constant yield method based on a compounding of interest. Any amounts included in income as original issue discount with respect to a Note will increase a U.S. holder’s adjusted basis in the Note.

Under applicable Treasury Regulations, to determine the amount of qualified stated interest and original issue discount in respect of variable rate debt instruments such as the Notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the Notes, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the actual rates on the Notes. The equivalent fixed rate debt instrument for the Notes is constructed in the following fashion: (1) first, the initial fixed rate is replaced with a qualified floating rate such that the fair market value of the Notes as of the Notes’ issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the replacement qualified floating rate rather than the fixed rate, and (2) second, each qualified floating rate (including the qualified floating rate determined under (1) above) is converted into a fixed rate substitute (which, in each case, generally will be the value of each qualified floating rate as of the issue date of the Notes).

After the equivalent fixed rate debt instrument has been constructed pursuant to the foregoing rules, the amount of qualified stated interest and original issue discount, if any, are determined for the equivalent fixed rate debt instrument by applying the general original issue discount rules to the equivalent fixed rate debt instrument, and a U.S. holder of the Notes will account for such original issue discount, if any, and qualified stated interest as if the U.S. holder held the equivalent fixed rate debt instrument. For each accrual period, appropriate adjustments will be made to the amount of qualified state interest or original issue discount assumed to have been accrued or paid with respect to the equivalent fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Notes during the accrual period.

The Treasury Regulations provide special rules for determining the yield and maturity of a debt instrument, such as the Notes, that provide an issuer with an unconditional option to redeem the instrument at specified times. The Treasury Regulations generally deem an issuer to exercise a redemption option in a manner that minimizes the yield on the debt instrument for purposes of determining whether a debt instrument is issued with original issue discount. If, as of the issue date, the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is equal to or greater than the fixed rate substitute of the floating rate (as determined in the manner described above), the Notes will be presumed not to be redeemed, and the qualified stated interest and original issue discount with respect to the Notes will be calculated as described above. Under such circumstances, the Notes may be issued with original issue discount. If, however, as of the issue date, the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is less than the fixed rate substitute of the floating rate (as determined in the manner described above), the yield on the Notes will be minimized if the Notes are redeemed immediately before the change in the interest rate at the end of the fixed rate period, and, therefore, the Notes will be treated as maturing on such date and issued without original issue discount. This presumption is made solely for purposes of determining whether the Notes are issued with original issue discount for U.S. federal income tax purposes and is not an indication of our intention to redeem or not to redeem the Notes at any time. If, contrary to this presumption, the Notes are not redeemed prior to the change in the interest rate at the end of the fixed rate period, then, solely for original issue discount purposes, the Notes will be deemed to be reissued at their adjusted issue price on the date that they are not redeemed, and therefore as issued without original issue discount. This deemed reissuance should not give rise to taxable gain or loss to U.S. holders.

Sale, exchange, retirement or other taxable disposition. Upon the sale, exchange, retirement or other taxable disposition of a Note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which will be treated as a payment of interest) and the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will be its cost increased by the amounts of any original issue discount previously included in income by the U.S. holder with respect to the Note and decreased by any payments (other than amounts treated as qualified stated interest received) on the Note. Gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. holder’s holding period for the Note is more than one year. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Information reporting and backup withholding. Information returns are required to be filed with the IRS in connection with payments on the Notes and proceeds received from a sale or other disposition of the Notes unless the U.S. holder is an exempt recipient. A U.S. holder may also be subject to backup withholding on these payments in respect of the U.S. holder’s Notes unless the U.S. holder provides a taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules or the U.S. holder provides proof of an applicable exemption. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This subsection describes the tax considerations for a “non-U.S. holder.” You are a “non-U.S. holder” if you are the beneficial owner of a Note and you are not an entity or arrangement classified as a partnership for U.S. federal income tax purposes (which, as indicated above, we do not address herein) and you are:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the Notes.

Payments of interest. Subject to the discussion under “- Information reporting and backup withholding” and “- FATCA” below, payments of principal and interest on the Notes to a non-U.S. holder generally will be exempt from U.S. federal income or withholding tax if, in the case of the payments of interest:

•	the non-U.S. holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us through stock ownership;

•

the non-U.S. holder certifies under penalties of perjury on IRS Form W-8BEN or, if applicable, W-8BEN-E that the non-U.S. holder is not a United States person (or, in the case of Notes held by a foreign intermediary (other than a “qualified intermediary”), the foreign intermediary provides IRS Form W-8IMY with the required attachments, including an appropriate certification by each beneficial owner of Notes); and

•	the non-U.S. holder is not receiving such interest as income effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

If a non-U.S. holder cannot satisfy one of the first three requirements described above and interest on the Notes is not exempt from withholding because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s U.S. permanent establishment or fixed base), as described below, payments of interest on the Notes will be subject to withholding tax at a rate of 30%, or the rate specified by an applicable treaty.

Sale, exchange or other taxable disposition. Subject to the discussions of FATCA and information reporting and backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of Notes, unless the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s U.S. permanent establishment or fixed base), as described below. However, any proceeds attributable to accrued interest will be treated as described in “- Payments of interest” above.

Income or gain effectively connected with a U.S. trade or business. If interest or gain on the Notes is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by a non-U.S. holder), a non-U.S. holder will generally be taxed in the same manner as a U.S. holder. In this case, a non-U.S. holder will be exempt from the withholding tax on interest discussed above, although a non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. Non-U.S. holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if the non-U.S. holder is a corporation.

Information reporting and backup withholding. Information returns are required to be filed with the IRS in connection with payments of interest on the Notes. Unless the non-U.S. holder complies with certification procedures to establish that the non-U.S. holder is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. A non-U.S. holder may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes unless the non-U.S. holder complies with certification procedures to establish that a non-U.S. holder is not a United States person or otherwise establishes an exemption. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the Notes and on payments of gross proceeds of sales or redemptions of the Notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles and financial intermediaries) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. However, proposed Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than any amount treated as interest). Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

The discussion of U.S. federal income tax considerations set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective purchasers of the Notes are urged to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING

We have entered into an underwriting agreement with Piper Sandler & Co. (the “underwriter”) with respect to the Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, the underwriter has agreed to purchase all $300,000,000 in aggregate principal amount of Notes.

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent such as the receipt by the underwriter of officers’ certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement provides that the underwriter has agreed to purchase all of the Notes offered hereby if any of them are purchased. We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

The Notes will constitute a new class of securities with no established trading market. The underwriter has advised us that, following the completion of this offering, they currently intend to make a market in the Notes as permitted by applicable laws and regulations. However, the underwriter is not obligated to do so, and the underwriter may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the Notes, that you will be able to sell any of the Notes held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriter is offering the Notes offered hereby subject to its acceptance of such Notes from us and subject to prior sale. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

Notes sold by the underwriter to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price not to exceed 0.465% of the principal amount of the Notes. If all of the Notes are not sold at their applicable initial offering prices, the underwriter may change the offering prices and the other selling terms. The offering of the Notes by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriter and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the Notes offered hereby).

	Per Note	Total
Public offering price(1)	100.00%	$300,000,000
Underwriting discounts and commissions paid by us(2)	0.93%	$2,790,000
Proceeds to us, before expenses	99.07%	$297,210,000

(1)	Plus accrued interest, if any, from the original issue date.
(2)

We have agreed to reimburse the underwriter for certain legal expenses in connection with this offering. Such reimbursement is deemed underwriter compensation by the Financial Industry Regulatory Authority (“FINRA”).

We estimate expenses payable by us in connection with this offering, other than, in each case, underwriting discounts and commissions, will be approximately $600,000.

We expect that delivery of the Notes will be made against payment therefor on or about January 18, 2022, which will be the second business day following the date of pricing of the Notes, or “T+2.”

No Listing

The Notes will not be listed on any securities exchange or included in any automated quotation system.

No Sale of Similar Securities

We have agreed with the underwriter that for a period from the date of the underwriting agreement through and including the closing date of the offering, we and our subsidiaries will not, without the prior consent of the underwriter, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us or any of our subsidiaries.

Stabilization

In connection with this offering of the Notes, the underwriter may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriter. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing or syndicate covering transactions, they may discontinue such activities at any time without notice.

Neither we nor any of the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Activities and Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter or its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. Most recently, the underwriter served as financial advisor to Home in connection with the Merger, and will receive a success fee if the Merger is completed.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments issued by us and our affiliates. If the underwriter or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriter and its affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon for Home by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, AR. Certain legal matters related to the offering will be passed upon for the Underwriter by Alston & Bird LLP, Dallas, TX. As of January 12, 2021, attorneys with Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. participating in this matter beneficially own approximately 5,268 shares of Home common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Home’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Home’s internal control over financial reporting have been audited by BKD, LLP (“BKD”), an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the reports of BKD given as experts in accounting and auditing.

With respect to the unaudited interim consolidated financial information of Home appearing in its Quarterly Reports on Form 10-Q for the periods ended March 31, 2021, June 30, 2021, and September 30, 2021, that is incorporated herein by reference, BKD, LLP, Home’s independent registered public accounting firm, has applied limited procedures in accordance with professional standards for review of such information. However, BKD did not audit that interim financial information and, as stated in its separate report included therein, BKD does not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on its reports on such information should be restricted. Pursuant to Rule 436(c) under the Securities Act, this report on Home’s unaudited interim consolidated financial information should not be considered a report or a part of the registration statement prepared or certified by its independent registered public accounting firm within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements of Happy incorporated in this prospectus by reference from Home’s Current Report on Form 8-K filed on January 13, 2021, and the effectiveness of Happy’s internal control over financial reporting have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the reports of BKD given as experts in accounting and auditing.

PROSPECTUS

HOME BANCSHARES, INC.

Common Stock

Preferred Stock

Rights

Warrants

Subordinated Debt Securities

We may offer and sell, from time to time, in one or more offerings, any combination of securities that we describe in this prospectus.

This prospectus provides you with a general description of these securities. We will file prospectus supplements and may provide other offering material at later dates that will contain specific terms of each issuance of securities. These supplements may also add, update or change information contained in this prospectus.

You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “HOMB.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 7 of this prospectus and in the documents we filed with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

These securities are unsecured and are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus is dated December 3, 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Each time we use this prospectus to offer securities, we will provide a prospectus supplement containing specific information about the amounts, prices and terms of the securities being offered. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement. See “Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

Unless otherwise stated or the context otherwise requires, all references to “Home BancShares,” “the Company,” “we,” “our,” “us” and similar terms refer to Home BancShares, Inc. and its consolidated subsidiaries.

Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in U.S. dollars.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of our statements contained in this document are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to future events or our future financial performance and include statements about the competitiveness of the banking industry, potential regulatory obligations, our entrance and expansion into other markets, our other business strategies and other statements that are not historical facts. Forward-looking statements are not guarantees of performance or results. When we use words like “may,” “will,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to, the following:

•	the effects of future local, regional, national and international economic conditions, including inflation, a decrease in commercial real estate and residential housing values and unemployment;

•	changes in the level of nonperforming assets and charge-offs, and credit risk generally;

•	the risks of changes in interest rates or the level and composition of deposits, loan demand and the values of loan collateral, securities and interest-sensitive assets and liabilities;

•

disruptions, uncertainties and related effects on credit quality, liquidity, other aspects of our business and our operations as a result of the ongoing COVID-19 pandemic and measures that have been or may be implemented or imposed in response to the pandemic, including the recently issued federal vaccine and testing mandate for employers of 100 or more employees;

•

the effect of any mergers, acquisitions or other transactions to which we or our bank subsidiary may from time to time be a party, including our ability to successfully integrate any businesses that we acquire;

•	the risk that expected cost savings and other benefits from acquisitions may not be fully realized or may take longer to realize than expected;

•

the possibility that an acquisition does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all;

•	the reaction to a proposed acquisition transaction of the respective companies’ customers, employees and counterparties;

•	diversion of management time on acquisition-related issues;

•	the ability to enter into and/or close additional acquisitions;

•	the availability of and access to capital on terms acceptable to us;

•	increased regulatory requirements and supervision as a result of our exceeding $10 billion in total assets;

•

legislation and regulation affecting the financial services industry as a whole, and the Company and its subsidiaries in particular, including the effects resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), recent reforms to the Dodd-Frank Act, legislation and regulations in response to the COVID-19 pandemic and other future legislative and regulatory changes;

•	changes in governmental monetary and fiscal policies;

•	the effects of terrorism and efforts to combat it;

•	political instability;

•	risks associated with our customer relationship with the Cuban government and our correspondent banking relationship with Banco Internacional de Comercio, S.A. (BICSA), a Cuban commercial bank;

•	adverse weather events, including hurricanes, and other natural disasters;

•	the ability to keep pace with technological changes, including changes regarding cybersecurity;

•	an increase in the incidence or severity of fraud, illegal payments, cybersecurity breaches or other illegal acts impacting our bank subsidiary, our vendors or our customers;

•

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with competitors offering banking products and services by mail, telephone and the Internet;

•	potential claims, expenses and other adverse effects related to current or future litigation, regulatory examinations or other government actions;

•

the effect of changes in accounting policies and practices and auditing requirements, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;

•	higher defaults on our loan portfolio than we expect; and

•	the failure of assumptions underlying the establishment of our allowance for credit losses or changes in our estimate of the adequacy of the allowance for credit losses.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Cautionary Note. Our actual results may differ significantly from those we discuss in these forward-looking statements. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, see the “Risk Factors” section provided below.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC, and have filed a registration statement on Form S-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may review the registration statement and any document we file with the SEC by accessing the website maintained by the SEC at https://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition to the foregoing, we maintain a website at https://www.homebancshares.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available on our Internet website copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such documents as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the termination of the offering of the securities by means of this prospectus will automatically update and, where applicable, supersede information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offering of the securities offered hereby (in each case excluding any portion of such documents that have been furnished to and deemed not filed with the SEC):

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021.

(b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September  30, 2021, filed with the SEC on May  6, 2021, August  5, 2021, and November  4, 2021 (as amended on November 5, 2021), respectively.

(c) Our Current Reports on Form 8-K filed with the SEC on January 25, 2021, January  28, 2021, March  5, 2021, April  19, 2021, September  15, 2021, and November 9, 2021.

(d) The description of our Common Stock contained in our Registration Statement on Form 10, filed under Section 12 of the Exchange Act on April 7, 2006, and all amendments or reports filed for the purpose of updating this description, including  Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021.

Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of these filings, at no cost, by writing or calling us at the following address:

Home BancShares, Inc.

719 Harkrider, Suite 100

Conway, Arkansas 72032

Attn: Corporate Secretary

(501) 328-4625

THE COMPANY

We are a Conway, Arkansas headquartered bank holding company registered under the federal Bank Holding Company Act of 1956. The Company’s common stock is traded through the New York Stock Exchange under the symbol “HOMB.” We are primarily engaged in providing a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities through our wholly owned community bank subsidiary, Centennial Bank. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City.

We acquire, organize and invest in community banks that serve attractive markets. Our community banking team is built around experienced bankers with strong local relationships. Since opening our first subsidiary bank in 1999, we have acquired and integrated a total of 22 banks with locations in Arkansas, Florida and Alabama, including 17 banks since 2010, seven of which we acquired through Federal Deposit Insurance Corporation assisted transactions. Our subsidiary bank has operated under a single charter and the Centennial Bank name since 2009. In 2015, after acquiring a pool of national commercial real estate loans, we created Centennial Commercial Finance Group (“Centennial CFG”) to build out a national lending platform focused on commercial real estate as well as commercial and industrial loans. Centennial CFG operates out of our New York City branch office and loan production offices in Los Angeles, California, Dallas, Texas and Miami, Florida. On June 30, 2018, we acquired Shore Premier Finance (“SPF”), a marine-lending division of Union Bank & Trust of Richmond, Virginia, and established the SPF division of Centennial Bank to build out a lending platform focusing on commercial and consumer marine loans. On February 29, 2020, we acquired LH-Finance, the marine lending division of People’s United Bank, N.A. of Bridgeport, Connecticut, and consolidated LH-Finance and its loan portfolio with our SPF division. The SPF division operates out of loan production offices in Chesapeake, Virginia and Baltimore, Maryland.

Our principal executive office is located at 719 Harkrider, Suite 100, Conway, Arkansas, and our telephone number is (501) 339-2929.

RISK FACTORS

An investment in our securities involves significant risks. Our business, financial condition, and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. Before you make an investment decision regarding the securities, you should carefully consider the risks and uncertainties described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in any updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks described in those documents are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations, our financial results and the value of the securities. The prospectus supplement applicable to each series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the securities we are offering under that prospectus supplement.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the proceeds from the sale of the securities described in this prospectus for general corporate purposes and to support our ongoing and future anticipated growth, including potential acquisitions. Pending such use, we may temporarily invest the proceeds or use them to reduce indebtedness. The applicable prospectus supplement will provide more details on the use of proceeds of any specific offering.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our common stock, preferred stock, rights, warrants and subordinated debt securities that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

When we use the terms “security” or “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and certain provisions of our Restated Articles of Incorporation, as amended (“Articles”), Amended and Restated Bylaws (“Bylaws”) and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our Articles and Bylaws, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our Articles, we have authority to issue up to 300,000,000 shares of common stock, par value $0.01 per share, and up to 5,500,000 shares of preferred stock, par value $0.01 per share. Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock.

As of November 30, 2021, 163,840,530 shares of our common stock were issued and outstanding, and 4,648,904 shares of common stock were reserved for issuance pursuant to the Company’s stock option and performance incentive plan. Our common stock is listed on the New York Stock Exchange. The outstanding shares of our common stock are validly issued, fully paid and non-assessable.

As of November 30, 2021, no shares of our preferred stock were issued and outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of our common stock do not have cumulative voting rights.

Dividend Rights. Holders of our common stock are entitled to dividends when, as, and if declared by our board of directors out of funds legally available for the payment of dividends. Holders of any series of preferred stock we may issue in the future may have a priority over holders of common stock with respect to dividends. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements. State laws also limit a bank’s ability to pay dividends. Accordingly, the dividend restrictions imposed on our bank subsidiary by statute or regulation effectively may limit the amount of dividends we can pay.

Liquidation and Dissolution. In the event of the liquidation, dissolution and winding up of the Company, the holders of our common stock are entitled to receive ratably all of the assets of the Company available for distribution after satisfaction of all liabilities of the Company, subject to the rights of the holders of any of the Company’s preferred shares that may be issued from time to time.

Other Rights. Holders of our common stock have no preferential or preemptive rights with respect to any securities of Home BancShares, and there are no conversion rights or redemption or sinking fund provisions applicable to our common stock.

Restrictions on Ownership. The Bank Holding Company Act (the “BHCA”) requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Board of Governors of the Federal Reserve prior to the acquisition of 5% or more of our common stock. Any “company,” as defined in the BHCA, other than a bank holding company would be required to obtain Federal Reserve approval before acquiring “control” of us. “Control” generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over our management and policies. A holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation and supervision as a bank holding company under the BHCA. In addition, under the

Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding common stock.

Modification of Rights. Our board of directors acting by a majority vote of the members present, without shareholder approval, may amend our Bylaws and may issue shares of our preferred stock under terms determined by the board of directors as described below under “Preferred Stock.” Rights of holders of our common stock may not otherwise be modified by less than a majority vote of the common stock outstanding. Additionally, under the Arkansas Business Corporation Act of 1987, a majority vote is required for the approval of a merger or consolidation with another corporation, and for the sale of all or substantially all of our assets and liquidation or dissolution of Home BancShares.

Transfer Agent. The transfer agent and registrar for our common stock is Computershare, 150 Royall Street, Canton, Massachusetts 02021.

Preferred Stock

The 5,500,000 shares of our preferred stock, par value $0.01 per share, are typically referred to as “blank check” preferred stock. This term means that these shares of preferred stock may be issued with such preferences, limitations, relative rights, and terms as determined by our board of directors. As such, the board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock.

DESCRIPTION OF RIGHTS

In this section, we describe the general terms and provisions of the rights to securities that we may offer to our shareholders. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our security holders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights we offer will include specific terms relating to the offering, including, among others, the date of determining the security holders entitled to the rights distribution, the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence and the date on which the right will expire, and any applicable U.S. federal income tax considerations. To the extent that any particular terms of the rights, rights agent agreements, or rights certificates described in a prospectus supplement differ from any of the terms described here, then the terms described here will be deemed to have been superseded by that prospectus supplement.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights would become void and of no further force or effect.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

The description in the applicable prospectus supplement and other offering material of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agent agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of the applicable rights agent agreement if we offer rights, see “Documents Incorporated by Reference” and “Where You Can Find More Information.” We urge you to read the applicable rights agent agreement and the applicable prospectus supplement and any other offering material in their entirety.

DESCRIPTION OF WARRANTS

We may issue warrants from time to time in one or more series for the purchase of our common stock or preferred stock or any combination of those securities. Warrants may be issued independently or together with any shares of common stock or shares of preferred stock or offered by any prospectus supplement and may be attached to or separate from common stock or preferred stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent, or any other bank or trust company specified in the related prospectus supplement relating to the particular issue of warrants. The warrant agent will act as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants.

The following is a general description of the warrants we may issue. The applicable prospectus supplement will describe the specific terms of any issuance of warrants. The terms of any warrants we offer may differ from the terms described in this prospectus. As a result, we will describe in the prospectus supplement the specific terms of the particular series of warrants offered by that prospectus supplement. Accordingly, for a description of the terms of a particular series of warrants, you should carefully read this prospectus, the applicable prospectus supplement, and the applicable warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms. If warrants are offered by us, the prospectus supplement will describe the terms of the warrants, including the following if applicable to the particular offering:

•	the title of the warrants;

•	the total number of warrants;

•	the number of shares of common stock purchasable upon exercise of the warrants to purchase common stock and the price at which such shares of common stock may be purchased upon exercise;

•	the designation and terms of the preferred stock with which the warrants are issued and the number of warrants issued with each share of preferred stock;

•	the date on and after which the warrants and the related common stock or preferred stock will be separately transferable;

•	if applicable, the date on which the right to exercise the warrants will commence and the date on which this right will expire;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants may be exchanged for new warrants of different denominations, may be presented for registration of transfer, and may be exercised at the office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of shares of common stock or shares of preferred stock purchasable upon exercise, including the right to receive payments of dividends, if any, on the shares of common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants. Each warrant will entitle the holder to purchase a number of shares of common stock or shares of preferred stock at an exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to those warrants. Warrants may be exercised at the times set forth in the prospectus supplement relating to the warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase shares of common stock or shares of preferred stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised properly completed and duly executed at the office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or shares of preferred stock purchasable upon such exercise. If fewer than all of the warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Documents Incorporated by Reference” and “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

The following description of the subordinated debt securities sets forth certain general terms that may apply to the subordinated debt securities that we may offer under this prospectus. The subordinated debt securities are sometimes referred to as the “debt securities.” Unless otherwise specified in the applicable prospectus supplement, we will issue the subordinated debt securities under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. The subordinated indenture is sometimes referred to as the “indenture.” The form of subordinated indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The trustee under the indenture is referred to as the “indenture trustee.” The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and may be supplemented or amended from time to time. Prior to issuing any debt securities, we will select an indenture trustee for the indenture relating to the issuance of debt securities, qualify such indenture trustee under the Trust Indenture Act and execute such indenture.

The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. We will describe the specific terms of a series of debt securities and the extent, if any, to which the specific terms of the debt securities modify the terms of the indenture in the prospectus supplement relating to the debt securities.

This summary is subject to, and qualified in its entirety by reference to, the indenture, which contains the full legal text of the matters described in this section, and the description of the specific terms of the debt securities in the applicable prospectus supplement. The following summary is not complete. You should read all of the provisions of the indenture, including the definitions of certain terms.

Since we are a holding company, our right, and accordingly, the right of our creditors and shareholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Terms of the Securities

The debt securities will not be secured by any of our assets. Neither the indenture nor the debt securities will limit or otherwise restrict the amounts of other indebtedness that we may incur, or the amount of other securities that we may issue. The indenture does not limit the principal amount of any particular series of debt securities. The debt securities will be subordinated as described below under “Subordination.” All of the debt securities issued under the indenture will rank equally and ratably with any additional debt securities issued under the same indenture.

Each prospectus supplement will specify the particular terms of the debt securities offered. The applicable prospectus supplement will describe the terms of any debt securities being offered, including the following, as may be applicable:

•	the title of the debt securities;

•	the principal amount being offered and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the aggregate principal amount of the debt securities;

•	the priority of payments on the debt securities;

•	the issue price or prices (which may be expressed as a percentage of the aggregate principal amount) of the debt securities;

•	the date or dates, or the method of determining the dates, on which the debt securities will mature;

•	the interest rate or rates of the debt securities, or the method of determining those rates;

•	the interest payment dates, the dates on which payment of any interest will begin and the regular record dates;

•	if other than the entire principal amount, the portion of the principal amount of the debt securities that will be payable if the maturity date of the debt securities is accelerated;

•	any event of default applicable to the debt securities;

•	any covenants included for the benefit of the holders of the debt securities;

•	provisions, if any, restricting the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

•	provisions relating to modification of the terms of the debt securities or the rights of holders of the debt securities;

•	provisions, if any, restricting the incurrence of additional debt or the issuance of additional securities;

•	restrictions, if any, on transfer, sale or other assignment of the debt securities;

•

whether the debt securities will be issuable in temporary or permanent global form and, if so, the identity of the depository for such global security, or the manner in which any interest payable on a temporary or permanent global security will be paid;

•

any terms relating to the conversion of the debt securities into our common shares or preferred shares, including, without limitation, the time and place at which such debt securities may be converted, the conversion price and any adjustments to the conversion price and any other provisions that may be applicable;

•	any sinking fund or similar provisions applicable to the debt securities;

•	any mandatory or optional redemption, repurchase or repayment provisions applicable to the debt securities;

•	the denomination or denominations in which the debt securities are authorized to be issued;

•	whether any of the debt securities will be issued in bearer form and, if so, any limitations on issuance of such bearer securities (including exchanges for registered securities of the same series);

•	information describing any book-entry features of the debt securities;

•	whether any of the debt securities will be issued as “original issue discount” securities;

•	the place of payment on the debt securities;

•	each office or agency where the debt securities may be presented for registration of transfer, exchange or conversion;

•	the method of determining the amount of any payments on the securities which are linked to an index or determined by a formula;

•	if other than United States dollars, the currency or currencies in which payments on the debt securities will be payable, and whether the holder may elect payment to be made in a different currency;

•

the identity of the indenture trustee, the nature of any material relationship between us or our affiliates and the indenture trustee, the percentage of debt securities of a series necessary to require the indenture trustee to take action, and what indemnification the indenture trustee may require before proceeding to take action;

•	if other than the indenture trustee, the identity of the registrar and/or paying agent;

•	any defeasance of certain obligations by us pertaining to the series of debt securities;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities; and

•

any other terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any terms that may be required by us or advisable under applicable laws or regulations or in connection with the marketing of the debt securities.

Some of our debt securities may be issued as “original issue discount” securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or relating to certain other kinds of securities that may be offered, including securities linked to an index.

Acceleration of Maturity

If an event of default with respect to any outstanding series of debt securities occurs and is continuing, the indenture trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount due and payable immediately by providing written notice of such acceleration to us, and, if notice is given by the holders instead of the indenture trustee, to the indenture trustee. Subject to certain conditions, the declaration of acceleration may be rescinded, and past defaults (except uncured payment defaults and certain other specified defaults) may be waived, by the holders of not less than a majority of the principal amount of debt securities of that series.

You should refer to the prospectus supplement relating to each series of debt securities for the particular provisions relating to acceleration of maturity upon the occurrence and continuation of an event of default.

Registration and Transfer

Unless otherwise indicated in the applicable prospectus supplement, each series of the offered debt securities will be issued in registered form only, without coupons.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities we are offering will be issued in denominations of $1,000 or an integral multiple of $1,000. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered debt securities in the designated currency or currency unit at the office of a designated paying agent. At our option, payment of interest on fully registered debt securities may also be made by check mailed to the persons in whose names the debt securities are registered on the days specified in the indentures or any prospectus supplement.

If any amount payable on a debt security or coupon remains unclaimed at the end of two years after such amount became due and payable, the paying agent will release any unclaimed amounts, and the holder of the debt security or coupon will look only to us for payment.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates (“Global Securities”) that will be deposited with a depository that we will identify in a prospectus supplement. Global Securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the depository to a nominee of that depository or by a nominee of that depository to a depository or another nominee of that depository.

The specific terms of the depository arrangements for each series of debt securities will be described in the applicable prospectus supplement.

Modification and Waiver

The indenture provides that modifications and amendments may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of each holder affected:

•	change the stated maturity date of the debt security;

•	reduce the principal amount, any rate of interest, or any additional amounts in respect of any debt security, or reduce the amount of any premium payable upon the redemption of any debt security;

•	change the time or place of payment, currency or currencies in which any debt security or any premium or interest thereon is payable;

•

impair the holders’ rights to institute suit for the enforcement of any payment on or after the stated maturity date of any debt security or, in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of the outstanding debt securities required to consent to any modification, amendment or waiver under the indenture;

•

modify, except under limited circumstances, any provision of the applicable indenture relating to modification and amendment of the indenture, waiver of compliance with conditions and defaults thereunder or the right of a majority of holders to take action under the applicable indenture;

•	alter the provisions regarding subordination of the debt securities in any way that would be adverse to the holders of those securities; or

•	reduce the principal amount of original issue discount debt securities which could be declared due and payable upon an acceleration of their maturity.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us and the indenture trustee with certain provisions of the indentures. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of the principal, or any premium, interest, or additional amounts payable on a debt security of that series or in respect of a covenant or provision which under the terms of the indenture cannot be modified or amended, without the consent of each affected holder.

With the indenture trustee, we may modify and amend the indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•

to evidence and provide for the acceptance or appointment of a successor trustee with respect to one or more series of the debt securities or facilitate the administration of the trusts under the indenture by more than one trustee;

•

to add to the covenants for the benefit of the holders of all or any series of the debt securities or to surrender any right or power conferred upon us in the indenture, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities;

•	to add or eliminate additional events of default, provided such change does not apply to any outstanding series of debt securities;

•

to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities in any material respect;

•	to secure the debt securities or add obligors;

•	to establish the form of any securities and to provide for the issuance of any series of securities under the indenture and to set forth the terms thereof;

•	to provide for the issuance of debt securities in uncertificated form in place of certificated debt securities;

•	to qualify the indenture under the Trust Indenture Act; or

•	to comply with the rules and regulations of any securities exchange or automated quotation system on which the debt securities may be listed or traded.

Calculation of Outstanding Debt Securities

To calculate whether the holders of a sufficient principal amount of the outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture:

•

in the case of original issue discount securities, the principal amount that may be included in the calculation is the amount of principal that would be declared to be due and payable upon a declaration of acceleration according to the terms of that original issue discount security as of the date of the calculation; and

•

any debt securities owned by us, or owned by any other obligor of the debt securities or any affiliate of ours or of any other obligor, should be disregarded and deemed not to be outstanding for purposes of the calculation.

Additional Provisions

Other than the duty to act with the required standard of care during an event of default, the indenture trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless the holders have offered the indenture trustee reasonable indemnification. The indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or other power conferred on the indenture trustee.

No holder of a debt security of any series will have the right to institute any proceeding for any remedy under the applicable indenture, unless:

•	the holder has provided the indenture trustee with written notice of a continuing event of default regarding the holder’s series of debt securities;

•

the holders of at least 25% in principal amount of the outstanding debt securities of a series have made a written request to the indenture trustee, and offered indemnity satisfactory to the indenture trustee, to institute a proceeding for remedy;

•	the indenture trustee has failed to institute the proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and

•

the indenture trustee has not received any direction during such 60-day period inconsistent with such request from the holders of a majority in principal amount of the outstanding debt securities of that series.

However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium, any interest or any additional amounts in respect of such debt security on or after the date expressed in such debt security and to institute suit for the enforcement of any such payment.

We are required to file annually with the indenture trustee a certificate of no default, or specifying any default that exists.

Events of Default

The following will be events of default under the indenture with respect to the debt securities of a series:

•	failure to make any payment on any subordinated debt security of that series or any coupon pertaining thereto when due, and continuance of such default for 30 days;

•	failure to deposit any sinking fund payment for a subordinated debt security of that series when due;

•	certain events in bankruptcy, insolvency or reorganization of us or Centennial Bank;

•	certain breaches in any covenants of warranties made by us and continuance of such breaches after notice given pursuant to the indenture; and

•	any other event of default regarding that series of subordinated debt securities.

There is no right of acceleration of the payment of principal of a series of subordinated debt securities upon a default in the performance of any covenant or agreement in the subordinated debt securities of a particular series or in the indenture. In the event of a default in the payment of interest or principal, the holders of senior indebtedness will be entitled to be paid in full before any payment can be made to the holders of subordinated debt securities. However, a holder of a subordinated debt security (or the indenture trustee under the indenture on behalf of all of the holders of the affected series) may, subject to certain limitations and conditions, seek to enforce overdue payments of interest or principal on the subordinated debt securities.

Subordination

The debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all of the Company’s senior indebtedness, as more fully described in the applicable prospectus supplement.

If any of the following circumstances has occurred, payment in full of all principal, premium, if any, and interest must be made or provided for with respect to all outstanding senior indebtedness before we can make any payment or distribution of principal, premium, if any, or interest on the subordinated debt securities:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding relating to us or to our property has been commenced;

•	any voluntary liquidation, dissolution or other winding up relating to us has been commenced, whether or not such event involves our insolvency or bankruptcy;

•

any of our subordinated debt securities of any series is declared or otherwise becomes due and payable before its maturity date because of any event of default under the subordinated indenture, provided that such declaration has not been rescinded or annulled as provided in the subordinated indenture; or

•

any default with respect to senior indebtedness which permits its holders to accelerate the maturity of the senior indebtedness has occurred and is continuing, and either (a) notice of such default has been given to us and to the indenture trustee and judicial proceedings are commenced in respect of such default within 180 days after notice in the case of a default in the payment of principal or interest, or within 90 days after notice in the case of any other default, or (b) any judicial proceeding is pending with respect to any such default.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus on a continuous or delayed basis directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold from time to time in one or more transactions at fixed prices, which may be changed from time to time, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•

on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including, as of the date of this prospectus, the New York Stock Exchange in the case of our common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement. For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

•	the public offering price;

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the proceeds from the sale of the securities to us;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If we use dealers in the sale of securities, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover overallotments, if any, in connection with the distribution. Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with SEC orders, rules and regulations and applicable law. To the extent permitted by applicable law and SEC orders, rules and regulations, an overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. To the extent permitted by applicable law and SEC orders, rules and regulations, short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the New York Stock Exchange may engage in passive market making transactions in the common stock on the New York Stock Exchange in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. Only underwriters named in the prospectus supplement are underwriters of the securities offered in the prospectus supplement. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Each series of securities will be a new issue of securities. Our common stock is listed on the New York Stock Exchange. Unless otherwise specified in the applicable prospectus supplement, the securities will not be listed on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice.

Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers or underwriters may be customers of, engage in transactions with, or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas. As of November 30, 2021, attorneys with Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. participating in this matter beneficially own approximately 5,268 shares of our common stock. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

BKD, LLP, independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in our Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of our internal control over financial reporting as of December 31, 2020, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on BKD, LLP’s reports, given on their authority as experts in accounting and auditing.